EXHIBIT 10.1

AMENDED

AND

RESTATED

FORMATION AND

JOINT VENTURE AGREEMENT

BETWEEN

BEIJING GALLOPING HORSE FILM CO., LTD.

AND

DIGITAL DOMAIN MEDIA GROUP, INC.

DATED AS OF MARCH 30, 2012

AMENDED AND RESTATED

FORMATION AND JOINT VENTURE AGREEMENT

This AMENDED AND RESTATED FORMATION AND JOINT VENTURE AGREEMENT dated as of March 30, 2012 (together with all Attachments, Exhibits and Schedules hereto, this “Agreement”) between Beijing Galloping Horse Film Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“GH”), and Digital Domain Media Group, Inc., a corporation organized under the laws of Florida (“D2”, and collectively with GH, the “Founders”).

W I T N E S S E T H :

A.                                    GH is in the business of the development, production and distribution of motion pictures and television programming in the People’s Republic of China (“PRC”) (the “GH Business”);

B.                                    D2 is in the business of (i) providing computer-generated (“CG”) animation and digital visual effects (“VFX”) for major motion picture studios and advertisers (including, high-quality 3D content and conversion into 3D of existing film and TV libraries originally created in 2D) (the “D2 VFX Business”) and (ii) the development and production of animated films (collectively, the “D2 Business”);

C.                                    GH and D2 desire to form a joint venture (the “Joint Venture”) as an exempted company incorporated under the laws of the Cayman Islands under the name of Digital Domain Galloping Horse Studio Limited (the “Company”), which, through a wholly foreign-owned enterprise organized in the PRC and wholly-owned (through an intermediate subsidiary organized in Hong Kong) by the Company, will create, own and operate a studio located in the PRC (the “Studio”) to (i) provide CG animation and VFX services in the Territory to major motion pictures studios and advertisers within the PRC and internationally, with the objective of providing such services in manner and on a scale substantially similar to the D2 VFX Business in the U.S. market (the “Company VFX Business”) and (ii) develop a range of media and entertainment services, including, without limitation, proprietary technologies and entertainment properties, as may be agreed by the Founders (collectively, the “Company Business”);

D.                                    In connection with the Company Business, GH wishes to provide to the Company its services and expertise relating to the GH Business, together with certain contracts relating to CG animation and VFX services, cash contributions, other assets, and personnel as described herein, and D2 wishes to provide to the Company its services and expertise in connection with the D2 VFX Business, including the use of current, under development and future Digital Domain brands and patents and technologies now used or to be used in the D2 VFX Business, together with certain cash contributions, other assets, and personnel as described herein; and

E.                                     The Founders previously entered into that certain “Digital Domain Galloping Horse Studio” Alliance Term Sheet dated November 18, 2011 with respect to the establishment of the Company to conduct the Company Business (the “Original Agreement”), and wish to amend and restate the Original Agreement in its entirety in accordance with the terms, conditions and agreements set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement (the mutuality, adequacy and sufficiency of which are hereby acknowledged), and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

Definitions and Rules of Construction

1.1                               Certain Defined Terms.  Capitalized terms used in this Agreement but not otherwise defined shall have the meanings indicated in Attachment 1.1.

1.2                               Rules of Construction.  Attachment 1.1 also contains rules of construction that govern the interpretation of this Agreement.

ARTICLE 2

Formation of the Joint Venture

2.1                               Establishment of the Company.

(a)                                 Generally. The Founders will establish the Company pursuant to the Companies Law of the Cayman Islands, as amended (the “Companies Law”).  The Company shall conduct the Company Business under the name of “Digital Domain Galloping Horse Studio Limited”.  The Memorandum and Articles of Association of the Company shall be in a form reasonably satisfactory to the Founders and consistent with the terms hereof.  As promptly as possible after the formation of the Company, the Founders will cause the Company to become a party to this Agreement.

(b)                                 Capitalization. As will be set forth in the Memorandum and Articles of Association of the Company, the share capital of the Joint Venture on the Closing Date shall consist of 1,000 Class A common shares, par value $1.00 per share (the “Class A Stock”), and 1,000 Class B common shares, par value $1.00 per share (the “Class B Stock” and, together with the Class A Stock, the “Shares”).  For the avoidance of doubt, the Class A Stock and Class B Stock will have identical rights, preferences and privileges.

(c)                                  Purchase and Sale of Shares. On the Closing Date, the Founders shall subscribe and pay for the Shares as follows:

(i)                                     GH shall subscribe for all of the shares of Class A Stock and, in exchange for the issuance to it of such shares, shall make its Initial Cash Capital Contribution and Initial In-Kind Capital Contribution to the Company (or the Studio) as set forth in more detail in Articles 7 and 8, and shall remain committed to make Subsequent Capital Contributions to the Company in accordance with its Remaining Capital Commitment pursuant to the terms and conditions set forth herein, and

(ii)                                  D2 shall subscribe for all of the shares of Class B Stock and, in exchange for the issuance to it of such shares, shall make its Initial Cash Capital Contribution and Initial In-Kind Capital Contribution to the Company (or the Studio) as set forth in more detail in Articles 7 and 8, and shall remain committed to make Subsequent In-Kind Capital Contributions to the Company in accordance with its Remaining Capital Commitment pursuant to the terms and conditions set forth herein.

(d)                                 Applicability of the Companies Law. To the extent that the rights and obligations of any holder of common stock of the Company (each a “Shareholder” and collectively, the “Shareholders”) with respect to, and the administration, dissolution, liquidation and termination of, the Company are not set forth in this Agreement, they will be governed by the Companies Law. To the extent that this Agreement contains a provision contrary to a provision under the Companies Law that permits it being overridden by an agreement among the Shareholders, that Companies Law provision is hereby overridden by such contrary provision in this Agreement whether or not specific reference is made to the overridden provision of the Companies Law.

(e)                                  Purpose: the Company Business. The Company may conduct and operate the Company Business and may pursue such complementary business opportunities as the Board of Directors determines, subject to Section 10.4, may be beneficial for the Company and which are not prohibited by this Agreement or the Companies Law. Consistent with the foregoing, the Company may: (i) exercise all other powers necessary to or reasonably connected with the Company Business that may be legally exercised by exempted companies under the Companies Law; and (ii) engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

(f)                                   No Personal Liability of Shareholders. No Shareholder, Director, Officer, employee or agent will have any personal liability to third parties for any debt, obligation, liability or loss of the Company, all as provided in the Companies Law, and the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company.

(g)                                  Waiver of Rights. Each Shareholder hereby expressly waives, on behalf of itself and its successors and assigns, any and all rights to dissolve, terminate or liquidate, or to petition a court for the partition, dissolution, termination or liquidation of the Company, except as provided in this Agreement.

2.2                               Name. The name of the Company is “Digital Domain Galloping Horse Studio Limited”.

2.3                               Term. The joint venture will continue in perpetuity, unless earlier terminated and the Company is dissolved in accordance with this Agreement and the Companies Law (the “Term”).

2.4                               Place and Time of Closing. The completion of the Formation Transactions (the “Closing”), will occur at the offices of Loeb & Loeb LLP Beijing Representative Office, Suite

4301, Tower C, Beijing Yintai Centre, 2 Jianguomenwai Dajie, Chaoyang District, Beijing 100022, P.R. China, on such date and time as the Parties may agree (the “Closing Date”).

ARTICLE 3

Representations and Warranties of GH

GH represents and warrants to D2 as of the date hereof and as of the Closing as follows:

3.1                               Organization and Good Standing. GH is a corporation duly organized, validly existing, and in good standing under the laws of the PRC, with full corporate power and authority (a) to conduct (i) its business as it is now being conducted and (ii) its participation in, including its satisfying its obligations to, the Company, and (b) to perform all of its obligations under this Agreement and the Related Agreements and any other contracts or agreements relating thereto.

3.2                               Enforceability. This Agreement constitutes, and the Related Agreements to which it is a party, upon execution, will constitute, assuming the due and valid authorization, execution and delivery of this Agreement and such Related Agreements by the other parties thereto, the legal, valid, and binding obligations of GH, enforceable against GH in accordance with their respective terms. GH has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations under this Agreement and the Related Agreements to which it is a party.

3.3                               No Conflict, etc. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation or performance of any of the transactions contemplated by this Agreement or the Related Agreements will, directly or indirectly (with or without notice or lapse of time):

(a)                                 contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of GH or (ii) any resolution adopted by the board of directors or the shareholders of GH;

(b)                                 contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Related Agreements or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which GH, or any of its assets, may be subject;

(c)                                  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by GH and that otherwise relates to the GH Business or the ownership or use of any of its assets;

(d)                                 contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract (i) under which GH has or may acquire any rights, (ii) under which GH has or may become subject to any obligations or liability, or (iii) by which GH or any of the assets owned or used by it is or may become bound, which in each case relates to the Company Business; or

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any of GH’s assets that are or will be contributed to the Company or are otherwise used by the Company.

3.4                               Consents and Notices. Except as set forth on Schedule 3.4, GH is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or the Related Agreements.

3.5                               Solvency. GH, together with its subsidiaries, is on the date hereof, and on the Closing Date will be, Solvent.

3.6                               No Other Representations. Except for any representations and warranties made by GH in a Related Agreement, D2 acknowledges and agrees that the only representations and warranties made by GH are the representations and warranties set forth in this Article 3 and D2 has not relied upon any other representations, warranties or other information made or supplied by or on behalf of GH or by any Affiliate or Representative of GH.

ARTICLE 4

Representations and Warranties of D2

D2 represents and warrants to GH as of the date hereof and as of the Closing as follows:

4.1                               Organization and Good Standing. D2 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power and authority (a) to conduct (i) its business as it is now being conducted and (ii) its participation in, including its satisfying its obligations to, the Company, and (b) to perform all of its obligations under this Agreement and the Related Agreements and any other contracts or agreements relating thereto.

4.2                               Enforceability. This Agreement constitutes, and the Related Agreements to which it is a party, upon execution, will constitute, assuming the due and valid authorization, execution and delivery of this Agreement and such Related Agreements by the other parties thereto, the legal, valid, and binding obligations of D2, enforceable against D2 in accordance with their respective terms. D2 has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations under this Agreement and the Related Agreements to which it is a party.

4.3                               No Conflict, etc. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation or performance of any of the transactions contemplated by this Agreement or the Related Agreements will, directly or indirectly (with or without notice or lapse of time):

(a)                                 contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of D2 or (ii) any resolution adopted by the board of directors or the stockholders of D2;

(b)                                 contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Related Agreements or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which D2, or any of its assets, may be subject;

(c)                                  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by D2 and that otherwise relates to the D2 Business or the ownership or use of any of its assets;

(d)                                 contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract (i) under which D2 has or may acquire any rights, (ii) under which D2 has or may become subject to any obligations or liability, or (iii) by which D2 or any of the assets owned or used by it is or may become bound, which in each case relates to the Company Business; or

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any of D2’s assets that are or will be contributed to the Company or are otherwise used by the Company.

4.4                               Consents and Notices. Except as set forth on Schedule 4.4, D2 is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or the Related Agreements.

4.5                               Intellectual Property.

(a)                                 Definition. References to “D2” in this Section 4.5 refer to D2 and/or its Affiliates. The term “D2 Assets” means all current, under development and future materials and technology owned by D2 or its Affiliates and used, developed, acquired or created in connection with the D2 VFX Business, including without limitation all software and technical documentation relating to, comprising, embodied in or by or used, developed or created, or to be used, developed or created, in connection with the D2 VFX Business including all enhancements and modifications thereto, and derivative works thereof; provided, however, that D2 Assets do not include any Third Party Intellectual Property (defined infra). “D2 Intellectual Property Assets” means Intellectual Property comprising, covering or contained in the D2 Assets.  The term “Third Party Intellectual Property” means Intellectual Property owned, held, used or licensed by a third party. The term “Intellectual Property” means all intellectual and proprietary property including the following:

(i)                                     all patents and patent applications, including all continuations, continuations-in-part, divisions, reexaminations, reissues, and extensions, and any renewal rights with respect thereto, and any similar rights, in any country (collectively, “Patents”);

(ii)                                  all registered and unregistered copyrights, and any similar rights, in any country (collectively, “Copyrights”);

(iii)                               all trademarks, service marks, trade names, brand names, and goodwill associated therewith, including all applications, registrations and renewal rights with respect thereto, and any similar rights, in any country (collectively, “Trademarks”); and

(iv)                              all inventions, discoveries and concepts, whether or not patentable, know-how, negative know-how, trade secrets, moral rights, Confidential Information, customer lists, software, programs or applications (in both source and object code form), prototypes, designs, technical information, data, process technology, engineering and manufacturing information, procedures, specifications, rights in mask works, plans, drawings, and blue prints (collectively, “Trade Secrets”).

(b)                                 D2 Intellectual Property Assets and Third Party Intellectual Property. Schedule 4.5(b)(i) sets forth a list of all material D2 Intellectual Property Assets used or expected to be used in connection with the D2 VFX Business as of the date of this Agreement.  Schedule 4.5(b)(ii) sets forth a list of all material Third Party Intellectual Property used in connection with the D2 VFX Business as of the date of this Agreement, including a description of such Third Party Intellectual Property, and the approximate aggregate annual license fees incurred by D2 in fiscal year 2011 for each such Third Party Intellectual Property.  All Third Party Intellectual Property used in connection with the D2 VFX Business as of the date of this Agreement is packaged (or downloadable), commercially available licensed software generally sold or licensed to the public, and is not required to be sublicensed to the Company by D2 in order to avoid a material adverse effect on the Company.  D2 will use its commercially reasonable efforts to assist the Company in procuring any Third Party Intellectual Property used in, or necessary to conduct, the D2 VFX Business.  D2 will make available to GH complete and correct copies of all contracts and licenses identified on Schedule 4.5(b)(ii). D2 owns all right, title and interest in and to the D2 Intellectual Property Assets, free and clear of any lien or license.  Notwithstanding any term herein to the contrary, and as an exception to D2’s representations in this Article 4, GH acknowledges that all of the D2 Assets (including all D2 Intellectual Property Assets) are encumbered by a first priority lien thereon in favor of D2’s senior secured lender.

(c)                                  Intellectual Property Assets Sufficient for D2’s use of the D2 Assets. The D2 Intellectual Property Assets identified in Schedule 4.5(b)(i), in conjunction with Third Party Intellectual Property identified in Schedule 4.5(b)(ii), are, in all material respects, all the materials and technology (including without limitation all software, equipment and technical documentation), and all material Intellectual Property rights, that are reasonably necessary for use of the D2 Assets in connection with the Company VFX Business as of the date of this Agreement, and to otherwise carry out the Company VFX Business as D2 conducts it as of the date of this Agreement, and as contemplated or intended by the parties.  D2 is the sole owner worldwide of all right, title and interest in and to each of the D2 Intellectual Property Assets or has the right, and will continue to have the right after completion of the transactions contemplated in this Agreement, to use such D2 Intellectual Property Assets, free and clear of any Encumbrances or rights of others. D2 is in compliance in all material respects with all material provisions of any contract pursuant to which it has rights to use any Third Party Intellectual Property. There are no inquiries, investigations or claims or litigation challenging or, to the Knowledge of D2, threatening to challenge, the right, title and interest of D2 with respect to its ownership rights, continued use and its right to preclude others from using any D2 Intellectual Property Assets.

(d)                                 Patents, Copyrights and Trademarks. (i) All of the Patents, Copyrights and Trademarks identified on Schedule 4.5(b) are, in all material respects, in compliance with formal legal requirements, and all of the issued Patents and all registered Copyrights and Trademarks are valid and enforceable, and D2 has not received any notice or claim challenging or questioning the ownership, validity or enforceability of any of the D2 Intellectual Property Assets; (ii) no Patent, Copyright or Trademark identified on Schedule 4.5(b) has been or is now involved in any material interference, reissue, reexamination, threatened reexamination, opposition or other similar proceeding; (iii) to the Knowledge of D2, there is no patent or patent application of any third party that conflicts with, or that limits the expansion of, the Patents except for such matters relating solely to the “In-Three” (3D-related patents); (iv) no D2 Intellectual Property Asset is or has been judicially determined to be invalid or unenforceable and there are no equitable defenses to enforcement based on any act or omission of D2; and (v) no judicial, regulatory or administrative proceeding is currently pending or, to the Knowledge of D2, threatened which challenges the validity or enforceability of any D2 Intellectual Property Asset. D2 has used, and shall continue to use, commercially reasonable efforts to protect and maintain the validity and distinctiveness of the D2 Intellectual Property Assets, so as to protect and enhance the rights and goodwill associated therewith.

(e)                                  Trade Secrets. D2 has taken all commercially reasonable precautions to protect the secrecy and confidentiality of its Trade Secrets. The Trade Secrets are not part of the public domain, and, to the Knowledge of D2, have not been used, divulged, or appropriated either for the benefit of any Person (other than D2) or to the detriment of D2. D2 possesses all rights and licensee required for its use of all software used by it that is contemplated to be licensed to or used in connection with the Company VFX Business.

(f)                                   No Infringement of Rights of Third Parties. None of the D2 Assets or D2 Intellectual Property Assets, in the form thereof delivered by D2 to the Company pursuant to Section 5.3, infringe upon, misappropriate or otherwise violate or is alleged to infringe upon, misappropriate or otherwise violate, or will during the term of the joint venture infringe upon, misappropriate or otherwise violate, any Third Party Intellectual Property rights, nor, to the Knowledge of D2, is there any basis therefor; and, to the Knowledge of D2, no other Person is or has been infringing, misappropriating or otherwise violating any D2 Intellectual Property Assets, except for such matters relating solely to the “In-Three” (3D-related patents). D2 has not received from any third party any written notice that D2 has infringed upon, misappropriated, or otherwise violated any Third Party Intellectual Property.  For clarity, and notwithstanding any term herein to the contrary, D2 will not have any liability hereunder (and, for clarity, there shall be no breach or violation of this Section 4.5(f)) if any such infringement, misappropriation or violation, or claim thereof, is based upon or arises out of: (a) modifications to the D2 Assets or D2 Intellectual Property by the Company or any third party; (b) use of the D2 Assets or D2

Intellectual Property other than in accordance with this Agreement; (c) combination of the D2 Assets or D2 Intellectual Property with any software, hardware or data not provided by D2 where such combination is the object of the claim; or (d) use of an infringing version of any component of the D2 Assets or D2 Intellectual Property after D2 has made a non-infringing version available to the Company.

4.6                               Solvency. D2, together with its subsidiaries, is on the date hereof, and on the Closing Date will be, solvent.

4.7                               No Other Representations. Except for any representations and warranties made by D2 in a Related Agreement, GH acknowledges and agrees that the only representations and warranties made by D2 are the representations and warranties set forth in this Article 4, and GH has not relied upon any other representations, warranties or other information made or supplied by or on behalf of D2 or by any Affiliate or Representative of D2.

ARTICLE 5

Covenants

5.1                               General. Each Party shall use its commercially reasonable efforts to take all actions promptly and do all things necessary, proper or advisable to perform as required by this Agreement, including taking all reasonable actions to prepare, execute, acknowledge or verify, deliver, and file the Related Agreements, the documents evidencing the Formation Transactions and any other additional documents related thereto, and take or cause to be taken the additional actions, as any Party may reasonably request to carry out the purposes or intent of this Agreement.

5.2                               GH VFX Contracts; Name Licenses. At the Closing, GH shall contribute and assign the VFX contracts set forth on Schedule 5.2 (the “GH VFX Contracts”) to the Studio pursuant to the terms and conditions of a contribution and assignment agreement in a form reasonably satisfactory to the Founders and consistent with the terms hereof (“GH/VFX Contribution and Assignment Agreement”).  In addition, at the Closing (and notwithstanding the terms of any other provision hereof, including Section 5.4 below), each of D2 and GH shall grant to the Company a non-exclusive royalty-free, revocable license only within the Territory to use the D2 and GH trademarks and service marks identified on Schedule 5.2, subject to the consent of the Directors appointed to the Board by D2 or GH, as the case may be, prior to each use, or, at the option of D2 or GH, as the case may be, each plan or program of use, in connection with the Company Business and the Company’s operation thereof, pursuant to the terms and conditions of a Trademark License Agreement among D2, GH and the Company in a form reasonably satisfactory to the Founders and consistent with the terms hereof.

5.3                               D2 Asset License Agreement. At the Closing, and so long as GH has not materially breached this Agreement (which breach is not cured within any applicable cure period therefor), D2 (and, if applicable, any subsidiary of D2) shall grant to Company, for the Term, an exclusive (as set forth in Section 5.4, worldwide (with respect to ordinary course marketing of the Studio’s activities and the provision of Studio work product to clients on a worldwide basis), royalty-free site license to use only within the Territory the D2 Assets and D2 Intellectual Property Assets, and all enhancements, modifications and derivative works thereof (“Licensed Rights”), in any manner and for any purpose in connection with the Company VFX Business and the Company’s operation thereof pursuant to the terms and conditions of a License Agreement with the Company in a form reasonably satisfactory to the Founders and consistent with the terms hereof (the “D2 Asset License Agreement”). GH acknowledges and agrees that D2 hereby shall retain all rights of D2 that are not expressly granted under this Agreement.

5.4                               Exclusivity Services in VFX Business. In the Territory, neither Founder, for the Term, shall, directly or indirectly, provide VFX-related services, including, without limitation, the D2 VFX Business and the Company VFX Business, to or by any Person for, or conduct any VFX-related services business, including, without limitation, the D2 VFX Business and the Company VFX Business, in the Territory similar to the D2 VFX Business or the Company VFX Business.

5.5                               Temporary Facilities. Prior to the completion of the items set forth in Sections 5.6, 5.7 and 5.8 infra, GH will lease to the Company at nominal cost temporary work space for the Company at one of GH’s facilities located in Beijing (the “Temporary Facilities”). The Temporary Facilities shall be reasonably satisfactory to D2. D2 shall cooperate and assist GH and the Company with the build out, as reasonably required and agreed by the Founders, of temporary professional facilities to conduct the Company VFX Business at the Temporary Facilities. The Company will be responsible for its proportional share of ordinary course real estate taxes, utility costs, ordinary course maintenance fees and expenses, and similar ordinary course fees and expenses, in each case relating to the Temporary Facilities.

5.6                               Land and Building for Studio. As soon as reasonably practicable following the Closing but no later than December 31, 2016, GH shall secure appropriate Governmental Authorizations, valid and enforceable under PRC law, from all necessary Governmental Bodies to build, operate, and own the Studio Facilities (as defined below), to use the land on which the Studio Facilities will be located (the “Land Use Rights”), and to lease the Studio Facilities and to assign the Land Use Rights (collectively, the “Real Estate”) to the Studio by executing a lease agreement in a form to be reasonably satisfactory to the Founders and consistent with the terms hereof agreed by the Founders (the “Studio Real Estate Lease”) , which shall provide for, so long as D2 has not materially breached this Agreement (which breach is not cured within any applicable cure period therefor), a complete “nominal” cost lease to the Company of the Real Estate (and all rights, privileges and appurtenances thereon and thereto) and a lease term co-extensive with the Term; provided, however, for the avoidance of doubt, ordinary course real estate taxes, utility fees, ordinary course maintenance fees and expenses, and similar ordinary course costs and expenses, in each case relating to the Real Estate, shall be for the account of the Company. The Real Estate shall be located at a geographical location in the PRC chosen by GH and reasonably satisfactory to D2, and shall be of a size reasonably satisfactory to the Founders.

5.7                               Construction and Basic Build-Out of Building. As soon as reasonably practicable following the Closing but no later than December 31, 2016, GH shall prepare the Real Estate for the construction of one building (the “Building”) to house the Studio (including any required filings, approvals, relocations, demolition and excavation) and shall construct and perform a “basic build-out” of such building.  The building shall have a usable space not less than a number of square meters reasonably satisfactory to the Founders.  GH will hire and supervise the architect and construction manager for the Building in reasonable consultation with D2.  GH shall be responsible for and perform at its sole cost, all preparation, construction or basic build-out costs of the Building; provided that such out-of-pocket costs shall not be in excess of $50 million in the aggregate.

5.8                               Construction of Professional Facilities of Studio. Following the Closing and on or before 90 days following the date GH has secured the Governmental Authorizations set forth in Section 5.6, D2 shall provide detailed requirements and specifications for, and perform and/or supervise, in reasonable consultation with GH, the actual build-out of, all the Studio’s professional facilities, including the placement of all furniture, specialty equipment and fixtures, to a standard reasonably equivalent to other similarly-purposed studios owned and operated by D2 in the United States (the “Professional Facilities”, together with the Building, the “Studio Facilities”).  In connection with the Studio Facilities, D2 will provide motion capture cameras and data capture systems equipment, in each case, necessary for a top-quality motion capture studio of a size of 800 square meters.

5.9                               Personnel Training. D2 shall provide, at its cost, reasonable training for Studio and Company personnel to provide VFX services in connection with the Company VFX Business available now and in the future with the objective and goal of creating and maintaining a professional staff located in the PRC of a standard reasonably equivalent to the professional staff located at similarly purposed studios owned and operated by D2 in the United States.

5.10                        Employee Secondments. Each Founder will provide a reasonable number of employee secondments to the Company for purposes of the commencement of the Company Business.

5.11                        Company VFX Business Outside the Territory.  The Company acknowledges and agrees that, prior to making any bid for VFX work for any project originating, and/or being produced, outside of the Territory, it will provide notice thereof to D2 at least ten business days prior to transmitting any such bid; provided, however, that if GH has entered into any co-financing or slate agreement with the studio (or any of its Affiliates) originating and/or producing such project, then the Company will have no obligation to provide such prior notice to D2 and may transmit its bid for the VFX work for such project without any further rights of D2 under Section 5.11 regarding such project.  D2 shall have the right to notify the Company within such ten business day period that it either has or in good faith intends to make a bid for such VFX work, in which case the Company will not transmit any bid for such VFX work.  If D2 does not provide such notice to the Company within such time frame, then the Company may transmit its bid for such VFX work.  Without derogating from the generality of the foregoing, the Company, GH and D2 shall reasonably cooperate to address opportunities in the VFX market (for example, D2 will notify the Company of, and use good faith efforts to direct to the Company, VFX opportunities within the Territory; and GH and the Company will notify D2 of, and use good faith efforts to direct to D2, VFX opportunities outside the Territory).

5.12                        Company Obligations and Rights. The Founders shall cause the Company to fulfill its obligations in this Agreement. The Company may, as a third party beneficiary or otherwise, independently enforce its rights under this Agreement.

5.13                        D2 Software Business In Futuro.  If, following the Closing Date, D2 enters the businesses of selling and marketing any software products, including, without limitation, VFX-related or medical/surgical-related software, then D2 and the Company will negotiate in good faith on market terms for the Company to act as D2’s exclusive reseller of such software in the Territory.

5.14                        D2 Intellectual Property Assets — Registrations in Territory.  D2 agrees to reasonably cooperate, at the Company’s cost, with the Company in the Company’s filing, prosecution and maintenance of registrations (solely in the name of D2) with respect to the various D2 Intellectual Property Assets, as determined by the Board in its discretion.  All costs of such activities shall be borne by the Company and it is agreed that all resulting registrations will be included in the D2 Intellectual Property Assets.

5.15                        Note with Respect to Third Party Intellectual Property.  D2 will lend to the Company up to $1.0 million per year for each of the first three years of the Studio’s operations (the “Start-Up Period”)  in order to fund costs and expenses of the Studio arising from or relating to Third Party Intellectual Property, pursuant to a note accruing interest at 6.0% per annum and payable out of net income from the Company’s operations as reasonably determined by the Board of Directors following the completion of the Start-Up Period.

ARTICLE 6

FORMATION TRANSACTIONS CLOSING CONDITIONS

6.1                               Conditions to the Obligations of D2. The obligation of D2 to consummate the Formation Transactions as contemplated hereby shall be subject to the satisfaction (or waiver by D2) on or prior to the Closing of the following conditions:

(a)                                 the consummation of the Formation Transactions shall not have been enjoined or prohibited by Applicable Law or any judgment, injunction, order or decree and no Proceeding by or before any Governmental Body challenging such transactions shall have been initiated or threatened;

(b)                                 GH shall have delivered to D2 such other documents as D2 may reasonably request (including an officer’s certificate in customary form) for the purpose of (i) evidencing the accuracy of any of GH’s representations and warranties, (ii) evidencing the performance by GH of, or the compliance by GH with, any covenant or obligation required to be performed or complied with by GH, (iii) evidencing the satisfaction of any condition referred to in this Agreement, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement;

(c)                                  GH and D2 shall have obtained all Governmental Authorizations -and all third party consents and approvals required to be obtained by GH and D2 in connection with the execution and delivery of this Agreement and the consummation of the Formation Transactions, in each case in a form reasonably satisfactory to each of GH and D2;

(d)                                 GH shall have executed and delivered the GH/VFX Contribution and Assignment Agreement; and

(e)                                  GH shall have delivered to the Company $500,000.00, representing its Initial Cash Capital Contribution, in cash by wire transfer of immediately available funds to an account designated by the Company.

6.2                               Conditions to the Obligations of GH. The obligation of GH to consummate the Formation Transactions as contemplated hereby shall be subject to the satisfaction (or waiver by GH) on or prior to the Closing of the following conditions:

(a)                                 the consummation of the Formation Transactions shall not have been enjoined or prohibited by Applicable Law or any judgment, injunction, order or decree and no Proceeding by or before any Governmental Body challenging such transactions shall have been initiated or threatened;

(b)                                 D2 shall have delivered to GH such other documents as GH may reasonably request (including an officer’s certificate in customary form) for the purpose of (i) evidencing the accuracy of any of D2’s representations and warranties, (ii) evidencing the performance by D2 of, or the compliance by D2 with, any covenant or obligation required to be performed or complied with by D2, (iii) evidencing the satisfaction of any condition referred to in this Agreement, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement;

(c)                                  GH and D2 shall have obtained all Governmental Authorizations -and all third party consents and approvals required to be obtained by GH and D2 in connection with the execution and delivery of this Agreement and the consummation of the Formation Transactions, in each case in a form reasonably satisfactory to each of GH and D2;

(d)                                 D2 shall have executed and delivered the D2 Asset License Agreement; and

(e)                                  D2 shall have delivered to the Company $500,000.00, representing its Initial Cash Capital Contribution, in cash by wire transfer of immediately available funds to an account designated by the Company.

ARTICLE 7

CAPITAL COMMITMENTS

7.1                               Aggregate Capital Commitments. Each Founder acknowledges and agrees that its aggregate capital commitment to the Company is set forth in Section 7.2 of this Agreement (the “Aggregate Capital Commitment”) and that at the Closing only a portion of such Aggregate Capital Commitment will be required to be paid in cash or contributed in-kind to the Company in accordance with Article 8. Each Founder further acknowledges and agrees that the remaining portion of such Founder’s capital commitment not previously paid in cash or contributed in-kind to the Company (“Remaining Capital Commitment”), shall be contributed in-kind by such

Founder and/or one or more affiliates and/or third parties designated by such Founder and acceptable to the other Founder, in accordance with Article 8.  Notice shall be furnished by the Company of such Subsequent Capital Contributions in accordance with Section 8.1(b).

7.2                               Initial Shareholder Interests.

(a)                                 Generally. At the Closing, the Company shall have initial capital of $1,000,000.00.  At the Closing, the Founders shall subscribe for the Shares as set forth in Section 2.1(c) and, in connection therewith, shall make such Initial Cash Capital Contributions and Initial In-Kind Contributions as set forth in Section 8.1.  Following the Closing, the Founders shall be required to make the Subsequent In-Kind Capital Contributions pursuant to Section 8.2 in the amount of their Remaining Capital Commitments.  The table below sets forth the Founders’ Initial Shares and Initial Capital Contributions as of the Closing.

Name	Shareholder Interests	Initial Shares	Initial Cash Capital Contributions
GH	50.0%	1,000 shares of Class A Stock	$500,000
D2	50.0%	1,000 shares of Class B Stock	$500,000
Total	100.0%	2,000 shares of common stock	$1,000,000

The Founders’ Shareholder Interests will change only (i) by amendment to this Agreement in accordance with Section 19.6(b), (ii) by a transfer of Shares permitted by this Agreement, (iii) by the issuance of additional Shares in accordance with the terms of this Agreement, (iv) to reflect Voluntary Capital Contributions pursuant to Section 8.2 that are not made on a pro rata basis. Such changes will be effective upon the effective date of the amendment, transfer, issuance, additional capital contribution, or event described in Section 7.2(b). The percentages set forth above, as so changed, apply in all circumstances where relevant to determining the extent of the any Person’s Shareholder Interests in the Company, including its pro rata right to any dividends, right to vote on, consent to or otherwise participate in any decision or action to be taken by such Person under this Agreement or the Companies Law.

(b)                                 Adjustments for Tembo. Reference is hereby made to that certain Co-Production Agreement between the Founders of even date herewith (the “Co-Production Agreement”), with respect to the production of the animated feature film currently entitled, “The Legend of Tembo”.  In the event of D2’s failure to satisfy the Tembo Repayment Obligation (as such term is defined in the Co-Production Agreement) pursuant to the terms and conditions of the Co-Production Agreement (presuming such obligation comes due thereunder), then the Company on the next business day following D2’s breach of such obligation shall issue to GH such number of additional shares of Class A Stock so that GH will hold an additional 10% of the issued and outstanding common shares of the Company, e.g., GH’s Shareholder Interest and Initial Shares shall be increased to 60% (subject to any adjustment to account for any changes in ownership made by either Founder in accordance with this Agreement after the Closing Date), resulting in D2’s Shareholder Interest being reduced to 40% (subject to any adjustment to account for any changes in ownership made by either Founder in accordance with this Agreement after the Closing Date), as a full and complete discharge and release of any such Tembo Repayment Obligation.

ARTICLE 8

Capital Contributions

8.1                               Initial Capital Contributions.

(a)                                 Initial Cash and In-Kind Capital Contributions. At the Closing, the following Initial Capital Contributions shall be made by the Founders:

(i)                                     each of the Founders shall make an Initial Cash Capital Contribution of $500,000.00 to the Company;

(ii)                                  GH shall make an Initial In-Kind Capital Contribution of the GH/VFX Contracts pursuant to the GH/VFX Contribution and Assignment Agreement; and

(iii)                               GH and D2 shall make an Initial In-Kind Capital Contribution of the licensed rights pursuant to the Trademark License Agreement.

(iv)                              D2 shall make an Initial In-Kind Capital Contribution of the Licensed Rights pursuant to the D2 Asset License Agreement.

(b)                                 Value of Initial In-Kind Capital Contributions. The Founders agree that the value of their respective In-Kind Capital Contributions shall be reasonably determined and agreed upon by the Parties; and the Founders agree, to the extent reasonably practicable, to consistently apply and report same for all tax and related purposes; provided that in making such respective determinations the Founders shall cooperate, to the extent reasonably practicable, in seeking to achieve the most tax-advantaged results, mutually, therefrom. The In-Kind Capital Contributions shall be treated as contributions to capital, increasing each Founder’s taxable basis in its respective Initial Shares; therefore, no further issuances of common shares of the Company shall be made in connection therewith.

8.2                               Subsequent Capital Contributions, Shareholder Loans and Voluntary Capital Contributions.

(a)                                 Agreed Subsequent In-Kind Capital Contributions.  In connection with the Joint Venture, the Founders are required to perform certain covenants following the Closing as set forth above in Sections 5.5, 5.6, 5.7, and 5.8.  The performance of those covenants shall be deemed to be Subsequent In-Kind Capital Contributions to the Company thereby reducing, upon completion thereof, the applicable Founder’s Remaining Capital Commitments.

(b)                                 Other Subsequent Capital Contributions.  Each Founder shall be required to make other Subsequent Capital Contributions to the Company in accordance with its

Shareholder Interest, but only in amounts, at the times, and in the form (cash or in-kind) as set forth in the Business Plan or otherwise approved by the Board of Directors; provided that (i) no Founder shall be required to make Subsequent Capital Contributions which would cause its aggregate Capital Contributions to exceed its Aggregate Capital Commitment, (ii) the Founders expect that each Founder’s Aggregate Capital Commitments shall be contributed within the five-year period commencing on the Closing, and (iii) no Founder shall be required to make any Subsequent Capital Contribution in cash.  The Company, at the discretion of the Board of Directors, may request additional cash amounts and/or in-kind contributions from the Founders in excess of their Aggregate Capital Commitments.  Such requests for additional amounts may be in the form of loans (“Shareholder Loans”) or additional voluntary capital contributions (“Voluntary Capital Contributions”).  Such additional capital contributions shall be made in the sole discretion of each of the Founders and shall not be mandatory.  Additional Class A Stock shall be issued to GH and its affiliates in exchange for their Voluntary Capital Contributions in excess of GH’s Aggregate Capital Commitment, and additional Class B Stock shall be issued to D2 and its affiliates in exchange for their Voluntary Capital Contributions in excess of D2’s Aggregate Capital Commitment; provided, however, that all Subsequent Capital Contributions in excess of a Founder’s Aggregate Capital Commitment shall be deemed Shareholder Loans, unless the non-contributing Founder agrees in writing that such may be a Voluntary Capital Contribution thereby causing an additional issuance of shares to such contributing Founder.

(c)                                  Procedure.

(i)                                     Generally. All mandatory requests for Subsequent Capital Contributions or voluntary requests for Voluntary Capital Contributions or Shareholder Loans will be in a notice delivered to each Founder by the CEO stating [a] the aggregate amount of Capital Contributions or Shareholder Loans and the amount of each Shareholder’s share of such Capital Contribution or Shareholder Loan and [b] the date that the Capital Contribution or Shareholder Loan is to be made, which will not be sooner than ten Business Days following the Shareholder’s receipt of the notice.

(ii)                                  Accompanying Certificate. Upon the reasonable request of a Founder, the other Founder will deliver such certifications or other documents, instruments or agreements to the Company and to each other, dated as of the date the Subsequent Capital Contribution or Shareholder Loan is to be made, that contain reasonable representations and warranties as to such matters as is appropriate. In addition, if Subsequent Capital Contributions are to consist of property other than cash, such certificate will contain reasonable representations and warranties as to the ownership and condition of such property.

(iii)                               Shareholder Loans. Each Shareholder Loan will be evidenced by a promissory note bearing interest or no interest as determined by the Board of Directors. Each Shareholder Loan will [a] be for such term and subject to such security, if any, as determined by the Board of Directors in accordance with Section 10.4, [b] if necessary to secure financing for the Company, be subordinated to any other indebtedness of the Company or a portion of it, [c] become due and payable in the event the Company is dissolved, and [d] rank pari passu with any and all other Shareholder Loans.

8.3                               Preemptive Rights. If the Board of Directors determines, subject to Section 10.4, that the Company should offer additional Shares, the Company shall offer the Founders the opportunity to subscribe for such Shares in a specified aggregate amount, by written notice setting forth the terms and conditions upon which such Shares shall be offered. Each Founder shall have the right, but not the obligation, to subscribe for such Shares and make such Capital Contributions pro rata in accordance with its respective Shareholder Interest. Each Founder that wishes to subscribe for such additional Shares pursuant to this Section 8.3 shall so notify the Company in writing within 10 Business Days after its receipt of such notice under this Section 8.3. The election by any Founder not to exercise its rights under this Section 8.3 shall not affect its rights under this Section 8.3 as to any subsequent issuance The rights granted under this Section 8.3 shall in any event terminate immediately prior to the consummation of an initial public offering of the Company.

ARTICLE 9

Dividends

9.1                               No Priority. Except as otherwise provided in this Agreement, no Shareholder will have priority over any other Shareholder as to any dividend.

9.2                               Other Dividend Rules. No Shareholder will have the right to demand and receive property other than cash in payment for its share of any dividend. Distribution of non-cash property may only be made with the approval of the Board of Directors.

9.3                               Liquidating Dividend Provisions. Subject to Section 9.2, dividends made upon liquidation of the Company will be made pro rata in accordance with the Shares held by the Shareholders.

9.4                               Limitation on Dividends. No distribution will be made to Shareholders if prohibited by the Companies Law or other Applicable Law.

ARTICLE 10

Governance

10.1                        Board of Directors.

(a)                                 Directors. The business and affairs of the Company will be managed exclusively by or under the direction of a board of directors (the “Board of Directors”) consisting of four directors (each a “Director”). The total number of Directors shall not be increased or decreased, unless this Agreement is amended pursuant to the terms of Section 19.6(b).  Except for the right to appoint an alternate director in Section 10.2(f) and for the delegation of authority to Officers provided in Section 10.6, no Director may delegate his or her rights and powers to manage and control the business and affairs of the Company. Except as otherwise provided herein, the Board of Directors has the exclusive authority to manage the Company Business and to authorize individuals (including Officers), subject to such limitations as are specified by the

Board of Directors, to act on behalf of the Company. No Director shall have the authority to execute agreements or otherwise bind the Company unless such Director is also a an officer of the Company acting in his capacity as such in accordance with Section 10.5 or such authority is specifically granted by the Board of Directors.

(b)                                 Initial Appointment; Replacement. Following the Closing, GH will appoint two Directors and D2 shall appoint two Directors, including the Chairman of the Board of Directors (the “Chairman”). The initial appointments by each Founder shall be Zhong Lifang and Li Ming for GH, and John Textor (to serve as Chairman) and Edwin Lunsford for D2; provided that any Director serving as Chairman may be relieved of such title with or without cause by either GH or D2 and thereafter replaced with a successor Chairman appointed by GH and D2. By written notice to the other Founder and Directors, a Founder may in its sole discretion remove and replace, with or without cause and at any time, any or all of its appointed Directors with other individuals. A Director may be an officer or employee of a Shareholder or of an Affiliate of a Shareholder. Each Founder shall cause its Directors to comply with the terms of this Agreement that apply to such Directors. The failure of a Director to comply with any term of this Agreement applicable to the Directors shall be equivalent to and deemed to be a breach of this Agreement by the Founder that appointed such Director. Each Director will serve on the Board of Directors until his or her successor is appointed or until his or her earlier death, resignation or removal.

(c)                                  Compensation and Expenses of Directors. Each Founder will pay the compensation and expenses of the Directors it appoints, except for any Director also appointed as an Officer who will be compensated and reimbursed for expenses directly by the Company.

(d)                                 Right to Rely on Officer’s Certificate. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Officer as to (i) the identity of any Director, Shareholder, or Officer, (ii) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Board of Directors, the Shareholders or the Officers or that are in any other manner germane to the affairs of the Company, (iii) the Persons who are authorized to execute and deliver any instrument or document of the Company, (iv) any act or failure to act by the Company or any other matter whatsoever involving the Company, any Director, or any Shareholder, and (v) the authenticity of any copy of this Agreement and any amendment hereto.

(e)                                  Signing on Behalf of the Company.

(i)                                     Generally. Except as required by law but without limiting the approval requirements of Sections 10.3 and 10.4, the signature of any Officer authorized to act on behalf of the Company by the Board of Directors is sufficient to constitute execution of a document on behalf of the Company. A copy or extract of this Agreement and any authorizing resolution or other document may be shown to the relevant parties in order to confirm such authority.

(ii)                                  Deeds, Certain Promissory Notes, etc.  The signature of the CEO is required [a] to convey title to real property owned by the Company or [b] to execute promissory notes with respect to indebtedness for borrowed money in excess of $250,000 and related trust deeds, mortgages and other security instruments and [ii] any other document the subject matter of which exceeds $250,000 or that binds the Company for a period exceeding one year.

(f)                                   No Authority of Directors or Shareholders to Act on Behalf of the Company. Except as otherwise specifically provided in this Agreement, no Director or Shareholder, acting individually in his, her or its capacity as such, will act for, deal on behalf of, or bind the Company in any way other than through its representatives (acting as such) on the Board of Directors. The Company may only act and bind itself through (i) the collective action of the Board of Directors in accordance with this Agreement or (ii) the action of the Officers as and to the extent authorized by this Agreement or by the Board of Directors in accordance with this Agreement.

10.2                        Board of Director Meetings.

(a)                                 Meetings. The Board of Directors will hold regular meetings (at least monthly for the 12-month period commencing on the Closing and at least quarterly thereafter) at such time and place as it determines. Any Director may call a special meeting of the Board of Directors by giving the notice specified in Section 10.2(g).

(b)                                 Chairman. The Chairman shall preside as chairman over all meetings of the Board of Directors. The Chairman shall have the same voting rights as any other Director. From time to time, another Director may exercise such powers as specifically delegated by the Chairman to the extent the Chairman is absent from the meeting.

(c)                                  Participation. Directors may participate in a meeting of the Board of Directors by conference video or telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation will constitute presence in person at the meeting.

(d)                                 Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting upon the unanimous written consent of all of the Directors. A copy of the consent will be filed with the minutes of Board of Directors meetings.

(e)                                  Minutes. The Board of Directors will keep written minutes of all of its meetings reflecting all actions taken by the Board of Directors thereat. Copies of the minutes will be provided to each Director.

(f)                                   Delegation. Each Director has the right to appoint, by written notice to the other Directors, any individual as his or her alternate. That alternate may attend meetings of the Board of Directors on his or her behalf and exercise all of such Director’s authority for all purposes until the appointment is revoked.

(g)                                  Notice. Written notice of each special meeting of the Board of Directors will be given to each Director at least ten Business Days before the meeting by facsimile, electronic mail or other similarly timely means of communication. Each notice will include the date, time and place of the meeting and will identify in reasonable detail the items of business to be conducted at the meeting. No business other than those items listed in the notice may be conducted at the special meeting, unless otherwise expressly agreed to by all of the Directors. The notice provisions of this Section may be waived in writing by unanimous consent of all Directors and will be waived by a Director’s attendance at the meeting, unless the Director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

10.3                        Voting of Directors; Quorum.

(a)                                 Generally. Each Director will have one vote. Except as otherwise provided below in Section 10.4, all actions by the Directors will require the approval of a majority of the Directors present at a meeting at which a quorum exists.

(b)                                 Quorum. Provided notice of the meeting complies with Section 10.2(g), three Directors will constitute a quorum for the transaction of business.

10.4                        Special Actions. The following actions require the unanimous written consent of the Founders:

(a)                                 amendment of or modification to this Agreement or the Memorandum and Articles of Association of the Company;

(b)                                 issuance by the Company of additional Shareholder Interests or other equity participations in the Company, or any request from the Founders or the Shareholders for additional amounts in excess of their Aggregate Capital Commitments;

(c)                                  (i) approval of any Business Plan (other than the initial Business Plan) that, taken as a whole, reflects a material modification to the commercial objectives and operating principles set forth in the initial Business Plan, including a material change to the Company’s employment compensation policy; or (ii) entry into any line of business other than the Company Business;

(d)                                 merger, combination, consolidation, reorganization, reclassification or similar transaction involving the Company;

(e)                                  sale, lease or other disposition of material assets of the Company, other than in the Ordinary Course of Business;

(f)                                   entering into or amending the terms of any Related Agreement or any other agreement, transaction or series of transactions between the Company and any Shareholder, any Affiliate of a Shareholder, or any Director or Affiliate of a Director;

(g)                                  borrowing, guarantee, refinancing or any other incurrence of indebtedness by the Company of more than $3.0 million in the aggregate, the establishment of a line of credit in excess of $3.0 million in the aggregate or the incurrence of an Encumbrance on any Company property in connection with any such borrowing, guarantee, ramming or other incurrence of indebtedness, other than as approved in the then-current Business Plan;

(h)                                 except as provided in Section 9.1, authorization of dividends or any discretionary distribution, purchase or redemption by the Company of any Shares;

(i)                                     commencement of an initial public offering of the Company or any successor entity, including any conversion of the Company from an exempted company to a corporation or other form of business entity, and the grant of any registration rights to any Person in connection therewith;

(j)                                    material tax election or substantial change in tax, accounting or auditing practices of the Company, and any determination of fair market value of assets or of any adjustment date;

(k)                                 entering into any contract by the Company that has a value in excess of $5.0 million other than in the Ordinary Course of Business or pursuant to the then-current Business Plan;

(l)                                     purchase, lease or other acquisition of assets or other investment with a value in excess of $3.0 million, other than in the Ordinary Course of Business or pursuant to the then-current Business Plan;

(m)                             settlement of any Proceeding related to the D2 Assets, other than any settlement involving only the payment of monetary damages, the terms of which provide a waiver and release of all claims against D2;

(n)                                 filing of any petition in bankruptcy by (or the decision not to oppose any similar petition filed by third party in respect of) the Company;

(o)                                 appointment or removal of the independent certified public accountant; and

(p)                                 any agreement to take any of the foregoing actions that is not conditioned upon obtaining the consent of the Board of Directors.

The organizational documents the Studio and each other direct or indirect subsidiary of the Company shall provide that each of the matters identified in this Section 10.4 shall be reserved to the Company as such subsidiary’s sole Shareholder or shareholder, as the case may be, and the Board of Directors shall determine such matter with respect to such subsidiary in accordance with this Section 10.4. The parties hereto (other than the Company) agree to exercise their voting power to procure that the following actions identified in this Section 10.4 will require the unanimous written consent of the Founders: (i) an amendment to the Company’s Memorandum and Articles of Association under paragraph (a), (ii) any of the matters set out in paragraph (d) to the extent it is effected by way of a statutory merger and (iii) the matters referred to in paragraph (n).

10.5                        CEO.

(a)                                 Appointment.  There will be one chief executive officer of the Company (“CEO”), who will be appointed pursuant to the mutual agreement of GH and D2, each acting reasonably, and who may be removed with or without cause by either GH or D2 and thereafter replaced with a successor CEO appointed by GH and D2.  The CEO may be an officer or employee of a Shareholder or its Affiliate.

(b)                                 Term. The CEO will hold office until his or her death, resignation or removal.

(c)                                  Authority. Subject to the power and authority of the Board of Directors to revoke or modify the following or to direct the actions of the CEO, the CEO will have responsibility and authority for:

(i)                                     operating and managing the day-to-day business and affairs of the Company in a manner consistent with the then-current Business Plan and then-current budgets;

(ii)                                  proposing revisions to such Business Plan or budget for submission to the Board of Directors for approval;

(iii)                               implementing such Business Plan and budget as approved by the Board of Directors; and

(iv)                              making any non-material changes to or taking actions that would constitute a non-material deviation from such Business Plan or budget.

The CEO will keep the Board of Directors reasonably informed of his or her actions.

10.6                        Officers and Employees.

(a)                                 Officers. The other officers of the Company (along with the CEO, the “Officers”) may include a treasurer (the “Treasurer”), executive vice president(s), vice president(s), and a secretary. The Board of Directors will have discretion to appoint other officers and grant them authority to act on behalf of the Company. An officer may also be an officer or employee of one of the Shareholders or an Affiliate of a Shareholder. Except as otherwise provided herein, each of the Officers shall have such powers and duties as are incident to their office and such other duties and powers as may from time to time be conferred upon or assigned to such Officer by the Board of Directors.

(b)                                 Appointment. The Officers of the Company shall be designated by the Board of Directors and will be appointed by the Board of Directors based on the most qualified candidate for the office regardless of whether that individual is or was employed by a Shareholder or any Affiliate of a Shareholder. In making such appointments, the Board of Directors shall consider recommendations from the CEO.

(c)                                  Authority. Each Officer has the power and authority as is delegated by the Board of Directors. Each Officer will be subject to the direction of the CEO unless, and to the extent that, the Board of Directors directs that he or she report to it. The Board of Directors shall specify the authority of each Officer expected to be appointed by the Board of Directors in the Business Plan and may modify such specifications from time to time.

(d)                                 Term. Each Officer will hold office until his or her death, resignation or removal. Any Officer may be removed with or without cause at any time by the Board of Directors; provided, however, an officer subject to appointment by a Shareholder may be removed only with the written consent of the appointing Shareholder.

10.7                        Business Plan.

(a)                                 Initial Business Plan. As soon as practicable upon execution of this Agreement, but in any event within 30 days after the Closing, the Founders shall prepare and approve an initial business plan for the Company, which business plan shall be updated, supplemented and/or modified from time to time as provided herein (the “Business Plan”). The initial Business Plan shall cover the Company’s operations for the remainder of calendar year 2012 and such additional period as the Founders shall agree. It is expected that the Business Plan will outline the Company’s purposed operations for the period covered thereby and will identify the items, if any, the Founders deem to be critical to the Company’s success, including: [i] targets for the development and marketing of the D2 Assets and the operation of the Company Business; [ii] targets for sales, operating profits and net profits for the Company, [iii] targets for the compensation packages of certain senior management employees of the Company and [iv] any other targets that the Board of Directors determines to be appropriate. The Business Plan will include a budget prepared in accordance with Section 10.7(b). The Founders intend that the Business Plan will be reviewed, supplemented and/or updated, as applicable, at least annually and accordingly, at least 120 days before the beginning of each Fiscal Year, the CEO will deliver to the Board of Directors for approval and/or modification a proposed Business Plan for the ensuing Fiscal Year in a form and with details to be specified from time to time by the Board of Directors.

(b)                                 Budget Contents.  The budget will include:

(i)                                     a projected income statement, balance sheet and operational and capital expenditure budgets for the forthcoming Fiscal Year,

(ii)                                  a projected cash flow statement showing in reasonable detail: [a] the projected receipts, disbursements and distributions; [b] the amounts of any corresponding projected cash deficiencies or surpluses; and [c] the amounts and due dates of all projected calls for Subsequent Capital Contributions for the forthcoming Fiscal Year, and

(iii)                               such other items requested by the Board of Directors.

(c)                                  Consideration of Proposed Plans. Each proposal to approve a modified or supplemented Business Plan will be considered for approval by the Board of Directors beginning at least 90 days before the beginning of the Fiscal Year to which it pertains. The Board of Directors may revise the proposed Business Plan or direct the CEO to submit revisions to the Board of Directors.

(d)                                 Absence of a Business Plan. Until a Business Plan is approved for a particular Fiscal Year, the Company shall be operated in the Ordinary Course of Business by its Officers as reflected in the then-current Business Plan as approved by the Board of Directors from time to time in accordance with Section 10.4. Any actions during such time that are outside the ordinary course of the Company’s business or are different than the Company’s historical practices shall be submitted for approval by the Board of Directors in accordance with Article 10.

10.8                        Business Dispute.

(a)                                 Failure to Approve Actions Requiring Special Approval. If the holders of a majority of Class A Stock and Class B Stock have been unable to agree upon any action listed in Section 10.4 when properly submitted to it for a vote (a “Business Dispute”), then the Directors will consult and negotiate with each other and the appropriate Shareholders in good faith to find a mutually agreeable solution. If the Directors do not negotiate a solution within ten Business Days from the date the disagreement occurred and the failure to reach a solution, in any Founder’s judgment, materially and adversely affects the Company, then that Founder may give notice to the other Founder initiating the procedures under this Section (a “Dispute Notice”).

(b)                                 Consideration by Shareholder Executives. Within two Business Days after the giving of a Dispute Notice, the Business Dispute will be referred by the Directors to the respective chief executive officers of the Founder (each a “Founder Executive”) in an attempt to reach resolution. The Founder Executives shall meet within five Business Days after such referral to discuss the Business Dispute and shall attempt in good faith to resolve the dispute.  If the Founder Executives reach agreement with respect to the Business Dispute, they shall jointly so notify the Board of Directors, and such agreement shall be implemented by the Board of Directors. If they are unable to reach agreement within ten Business Days after such meeting, then, (i) the Founders may agree to submit such Business Dispute to non-binding mediation on such terms as they may agree or (ii) either Founder may submit such Business Dispute for arbitration in accordance with Section 12.2(c). Until an agreement with respect to a Business Dispute is reached or such Business Dispute is otherwise resolved in accordance with this Agreement, the Company shall not implement the actions giving rise to such Business Dispute and shall maintain the status quo in accordance with the then-current Business Plan to the extent commercially practicable, subject to and as modified by any duly approved Board of Directors action.

10.9                        Standard of Conduct.

(a)                                 Generally.  A Director and each Officer, in managing the business or affairs of the Company, will discharge his or her duties:

(i)                                     in a manner he or she believes in good faith to be in the best interests of the Company;

(ii)                                  in a manner he or she believes in good faith to represent the care an ordinarily prudent person in a like position would exercise under similar circumstances;

(iii)                               in good faith reliance on the provisions of this Agreement;

(iv)                              without intentional misconduct or a knowing violation of law; and

(v)                                 without engaging in any transaction for which he or she receives a personal benefit in violation or breach of any provision of this Agreement.

10.10                 Exculpation. No Shareholder, Director or Officer will be personally liable to the Company, any other Shareholder or any other Person for monetary damages for any act or omission, including breach of contract or breach of duties (including fiduciary duties) of a Director or Officer to the Company, any other Shareholder or any other Person, except (a) for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (b) for any transaction for which the Shareholder, Director or Officer received a personal benefit in violation or breach of any provision of this Agreement. Each Shareholder, Director and Officer shall be fully protected in relying on good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Shareholder, Director or Officer believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. Notwithstanding the foregoing, nothing in this Section 10.10 shall limit the liability of any Founder, any other Shareholder or any other Person for such Person’s breach of this Agreement or any Related Agreement.

10.11                 Indemnification.

(a)                                 Generally. The Company will indemnify, defend and hold harmless each Director and Officer and each of their respective representatives and agents (each, a “Company Indemnified Person”) from and against all costs and expenses (including attorneys’ fees and disbursements), judgments, fines, settlements, claims and other liabilities (including all costs of investigation, preparation and defense thereof) incurred by or imposed upon such Company Indemnified Person in connection with, or resulting from, any Proceeding, whether civil, criminal, administrative or otherwise, that may be brought against such Company Indemnified Person by any third party, in each case, by reason of such Company Indemnified Person’s being or having been a Director or Officer (or a representative or agent of the foregoing) or relating to or arising out of the management, business and affairs of the Company or any entity in which the Company has an interest to the fullest extent permitted under the Companies Law and Applicable Law; provided, however, that the foregoing obligations will not apply to the extent that the act or omission of the Company Indemnified Person involved either (i) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) any transaction for which the Company Indemnified Person received a personal benefit in violation or breach of any provision of this Agreement

(b)                                 Procedure. If indemnification is requested by a Company Indemnified Person, the Board of Directors will cause a determination to be made as to whether indemnification of the Company Indemnified Person is proper under the circumstances. Upon any such determination that indemnification is proper, the Company will make indemnification payments of liability, cost, payment or expense asserted against, or paid or incurred by, the Company Indemnified Person to the maximum extent permitted by the Companies Law and Applicable Law.

(c)                                  Defense Counsel. The Company will have the right (i) to approve any counsel selected by any Company Indemnified Person and (ii) to approve the terms of any proposed settlement. Such approvals will not be unreasonably withheld or delayed.

(d)                                 Expenses.  The Company will advance to any Company Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any Proceeding if the Company Indemnified Person agrees in writing before any advancement that he, she or it will reimburse the Company for such fees, costs and expenses to the extent that the Board of Directors determines that he, she or it was not entitled to indemnification under this Section.

(e)                                  Non-Exclusive; Limitations. The rights accruing to each Company Indemnified Person under this Section will not exclude any other right to which he, she or it may be lawfully entitled. Any indemnity under this Section 11.11 shall be provided solely out of, and only to the extent of, the Company’s assets. Shareholders shall not be required directly to indemnify any Person entitled to indemnification under this Section 11.11. None of the provisions of this Section 11.11 shall be deemed to create any rights in favor of any Person other than the Company Indemnified Persons.

(f)                                   Subsequent Amendment. If the Companies Law or Applicable Law is hereafter amended to eliminate or limit the personal liability of directors or officers, then the liability of a Director or Officer shall be eliminated or limited to the fullest extent permitted by the Companies Law, as so amended. No amendment, termination or other elimination of this Section or of any relevant provisions of the Companies Law or of any other Applicable Law will affect or diminish in any way the rights to indemnification under this Section with respect to any Proceeding arising out of or relating to, any event or act or omission occurring or fact or circumstance existing before the amendment, termination or other elimination.

(g)                                  Continuation of Right to Indemnification. All rights to indemnification under this Section will continue as to a person who has ceased to be a Director or Officer, will inure to the benefit of the heirs, executors, administrators and the estate of that Person, and will be deemed to be a contract between the Company and each such Person. This Section shall be binding upon any successor to the Company, whether by way of merger, consolidation, liquidation, dissolution or otherwise.

(h)                                 Savings Clause. If this Section or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify Persons specified in this Section to the full extent permitted by any applicable portion of this Section that has not been invalidated and to the full extent permitted by Applicable Law.

10.12                 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Directors shall deem reasonable, on behalf of Company Indemnified Persons against any liability that may be asserted against such Persons, regardless of whether the Company would have the power to indemnify such Person against such liability hereunder.

ARTICLE 11

Transfer Restrictions on Shares

11.1                        Restrictions on Transfer of Shares.

(a)                             Except to the extent specifically permitted or required by this Agreement, no Shareholder may transfer its Shares or any interest in such Shares. For purposes of this Article, “transfer” and its derivatives include all forms of direct or indirect transfer or disposition, voluntary or involuntary, by operation of law or otherwise, as well as the creation of any Encumbrance on all or any part of its Shares; provided, however, that the foregoing shall not prevent the creation or maintenance of security interests granted to a Founder’s senior secured lender.

(b)                                 Neither a Founder nor its Controlled Person may at any time transfer or otherwise dispose of any of its Shares or Shareholder Interest to any Person engaged in Competition with the other Founder or any of its Controlled Persons.

(c)                                  Any proposed transfer by a Shareholder (other than by a Founder or any of its Controlled Persons) shall be subject to [i] the prior written consent of both of the Founders, [ii] the Founders’ rights under Section 11.7(a) and 11.7(c), and [iii] the limitation that any transferee shall not be engaged in Competition with either of the Founders or any of their Controlled Persons.

(d)                                 Each Founder, together with its Controlled Persons, shall at all times hold Shares representing a Shareholder Interest of 30%.  Any proposed transfer by a Founder or any of its Controlled Persons, the result of which would reduce such Founder’s Shareholder Interest (together with the Shareholder Interests of its Controlled Persons) below 30%, shall be subject to [i] the other Founder’s prior written consent in its sole discretion, [ii] the other Founder’s rights under Section 11.7(a) and 11.7(c), and [iii] Section 11.1(b).

11.2                        Legends. The Company shall affix to each certificate evidencing Shares issued to Shareholders a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS..

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED FORMATION AND JOINT VENTURE AGREEMENT DATED AS OF MARCH [            ], 2012, AS IT MAY BE AMENDED FROM TIME TO TIME. NO

REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”.

11.3                        Certificates. Certificates representing Shares (i) will be signed by the Chairman and CEO (or other designated officers of the Company) and (ii) will be in such form as specified by the Board of Directors (including any legends in addition to those required by this Agreement).

11.4                        Assignment to Controlled Persons. Each Shareholder may, from time to time, transfer all of its Shares to a Person controlling, controlled by or under common control with, that Shareholder (and for this purpose, “control” means the direct or indirect beneficial and record ownership of all of the economic and voting interests in the transferee) (a “Controlled Person”), but only if at the time of the transfer:

(a)                                 the transferee agrees in a writing delivered to the Founders and the Company that it will be bound in all respects by this Agreement; and

(b)                                 the transferor guarantees in a writing delivered to the Founders and the Company the performance by the transferee of all of its obligations under this Agreement.

Effective with the delivery of such written undertakings, the transferee will succeed to all of the transferor’s rights and obligations other than the transferor’s obligations under this Section 11.4(b).

11.5                        Effect of Non-compliance.

(a)                                 Non-Permitted Transfers Null and Void.  ANY ATTEMPTED TRANSFER NOT STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE WILL BE VOID AB INTIO AND OF NO FORCE OR EFFECT WHATSOEVER. THE DIRECTORS SHALL NOT APPROVE ANY TRANSFERS THAT ARE NOT IN ACCORDANCE WITH THIS AGREEMENT.

(b)                                 Other. Without limiting the foregoing, if any Shares or certificate(s) representing such Shares is purported to be transferred in whole or in part in contravention of this Article, the Person to whom the transfer is made will not be entitled to any rights as a Shareholder, including any rights:

(i)                                     to participate in the management, business or affairs of the Company;

(ii)                                  to access any information concerning Company transactions;

(iii)                               to inspect or copy the Company’s books or records;

(iv)                              to receive dividends to which the transferor would otherwise be entitled; or

(v)                                 to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the transferor.

11.6                        Special Provisions Relating to Founder Transfers.

(a)                                 Founder Sell-Down Rights.  Each Founder shall have the right to transfer or all or a portion of its Shares representing in the aggregate no more than 20% of its Shareholder Interest to any third-party (each a “Sell-Down Investor”), together with the corresponding obligation to make Subsequent Capital Contributions with respect to a pro rata portion of such Founder’s Remaining Capital Commitment, without the application of Section 11.7 to any such transfer; provided, that [i] the other Founder shall have given its prior written approval of the transfer of Shares to the Sell-Down Investor, which approval shall not be unreasonably withheld, [ii] the Sell-Down Investor is not engaged in Competition with the other Founder, [iii] the Sell-Down Investor complies with Section 11.6(b), and [iv] in connection with such transfer, no Sell-Down Investor shall assume the obligation of any Founder to make a Subsequent In-Kind Capital Contribution without the prior written consent of the other Founder in its sole discretion.

(b)                                 Joinder. Each Sell-Down Investor shall execute a copy of, or agree to be a joinder agreement with respect to, this Agreement pursuant to which it shall agree to be bound by the terms and conditions herein as a Shareholder of the Company.

11.7                        Rights of First Refusal, Tag-Along and Drag-Along

(a)                                 Rights of First Refusal. Except as provided in Section 11.4 and 11.6(a), if any Shareholder (for the purposes of this Section, the “Selling Shareholder”) desires to sell, transfer or otherwise dispose of all or any part of its Shares pursuant to a bona fide offer from a third-party purchaser, the Selling Shareholder shall give written notice of such intention to the Company and the Founders (who are not Selling Shareholders) and, in such notice, shall offer to sell such Shares on a pro rata basis to the Founders (who are not Selling Shareholders) at the price and terms as were offered to such Selling Shareholder by the prospective third-party purchaser. In addition to the price, terms and conditions offered by the third-party purchaser, such notice shall also include the name and address of the prospective purchaser and the number of Shares involved in the proposed sale. Within 30 days of receiving such written offer, the Founder may, by written notice to the Selling Shareholder, elect to purchase all of the Shares that is offered specifying in such notice the purchase price and terms of purchase. If both Founders are offered Shares but one Founder does not elect to purchase the Shares offered to it, the Selling Shareholder must extend a written offer to purchase such Shares to the other Founder. The other Founder may elect to purchase such Shares within 10 days of receipt of such offer. If any Founder shall so elect to purchase, such Founder shall specify to the Selling Shareholder a closing date not less than 30 nor more than 90 days following receipt of the offer. The closing of any such sale shall take place at the principal executive offices of the Company or such other place as the Selling Shareholder, the Company and the Founders, as applicable, shall otherwise agree.

(b)                                 Transfers to Third Parties. If the Founders do not elect to purchase all of the Shares offered in accordance with Section 11.7(a), the Selling Shareholder shall be free, for 45 days from the expiration of the 30-day period described above in Section 11.7(a), to transfer all but not less than all of its Shares that was part of such third-party offer to such original bona fide third-party purchaser described in Section 11.7(a) at the price and on the terms and conditions originally offered by such third-party purchaser. If such sale is consummated, such third party purchaser shall acquire the Selling Shareholder’s Shares subject to the terms of this Agreement (and such third party purchaser shall execute a copy of, or agree to execute a joinder agreement with respect to, this Agreement pursuant to which it shall agree to be bound by the terms and conditions herein as a Shareholder of the Company). If the Selling Shareholder shall fail to make such a transfer within the 45-day period described in this Section 11.7(b), the Shares shall again be subject to the terms of this Agreement.

(c)                                  Tag-Along. If one or more Founders do not elect to purchase all of the Shares offered in accordance with Section 11.7(a), if any Shareholder, or group of Shareholders acting together, owning 15% or more of the outstanding Shares held by all Shareholders (for the purposes of this Section, the “Selling Shareholders”) desires to transfer all or any portion of their Shares to a bona fide third-party purchaser, then the Selling Shareholders shall furnish the Founders (who are not Selling Shareholders, if any) (for the purposes of this Section, the “Tag-Along Founders”) written notice of such intent to transfer its Shares, the portion of their Shares to be transferred, the name and address of the prospective purchaser, the purchase price and terms and conditions of transfer and, if known, the proposed date, time and location of the closing of the sale. For a period of 10 Business Days after receipt of such notice, the Tag Along Founders shall have the right, but not the obligation, to require, as a condition to the sale by the Selling Shareholders of its Shares to such third-party purchaser, that up to a Proportionate Share of the Tag-Along Founders’ Shares be sold to the third-party purchaser at the same price per share and on the same terms and conditions received by the Selling Shareholders (subject to any prior consent requirement of any other Founder under Section 11.1(d)), provided that the Tag-Along Founders shall not be (i) required to make representations and warranties in connection with the transaction other than customary representations and warranties solely with respect to the Tag-Along Founders and the Company, (ii) liable for any indemnification obligations to any potential purchaser in respect of such representations and warranties on a joint, rather than several, basis, and in no event with respect to an amount in excess of the net cash proceeds paid to the Tag-Along Founders in such transaction or (iii) subject to any escrow or similar arrangement relating to such transaction with respect to an amount in excess of the net cash proceeds paid to the Tag-Along Founders in such transaction. If the Tag-Along Founders exercise such right, the Selling Shareholders may not sell its Shares to the third-party purchaser unless up to the Proportionate Share of the Tag Along Founders’ Shares (as requested by the Tag-Along Founders) is purchased in the same transaction. The Tag-Along shall exercise such right by providing written notice to the Selling Shareholders and the Company during the 10 Business Day period set forth above. If the Selling Shareholders shall fail to make such a transfer within a 90 day period following the delivery of the notice to the Tag-Along Founders, the Shares shall again be subject to the terms of this Agreement. Such 90-day period may be extended to the extent necessary to comply with any regulatory requirements applicable to the proposed transfer. For the purposes of this Section, the term “Proportionate Share” shall mean that portion of the Shares for sale by the Selling Shareholders as compared to the entire Shares held by the Selling Shareholders.

(d)                                 Drag Along. If at any time one or more Founders owning in the aggregate Shares representing more than 50% of the Shareholder Interests held by all Shareholders (the

“Majority”) receives a bona fide third-party offer to purchase all of their Shares and the Majority desires to transfer such Shareholder Interest to such third-party purchaser, then the Majority may require the other Shareholders to sell a Proportionate Share of their Shares to the third-party purchaser at the same pro rata price and upon the same terms and conditions received by the Majority, provided that the other Shareholders shall not be (i) required to make representations and warranties in connection with the transaction other than customary representations and warranties solely with respect to the other Shareholders and the Company, (ii) liable for any indemnification obligations to any potential purchaser in respect of such representations and warranties on a joint, rather than several, basis, and in no event with respect to an amount in excess of the net cash proceeds paid to the other Shareholders in such transaction or (iii) subject to any escrow or similar arrangement relating to such transaction with respect to an amount in excess of the net cash proceeds paid to the other Shareholders in such transaction. The Majority shall exercise such right by giving written notice to the other Shareholders and the Company of the exercise of its rights under this Section 11.7(d) and the amount of the Shares of the other Shareholders to be purchased.  If the Majority shall fail, to make such a transfer within a 90 day period following the delivery of the notice to the other Shareholders, the Shares shall again be subject to the terms of this Agreement. Such 90-day period may be extended to the extent necessary to comply with any regulatory requirements applicable to the proposed transfer.

ARTICLE 12

Dissolution and Other Rights Upon Default

12.1                        Applicability. This Article applies only if (a) only one Founder is a Defaulting Founder, in which case the Non-Defaulting Founder may elect to terminate and dissolve the Company in accordance with Section 12.3, or (b) both Founders are Defaulting Founders, in which case Section 12.4 will apply.

12.2                        Definitions-Defaulting Founder, Non-Defaulting Founder and Default Event. “Defaulting Founder” is a Founder with respect to which any Default Event has occurred. A “Non-Defaulting Founder” is a Founder with respect to which no Default Event has occurred. Each of the following is a “Default Event:”

(a)                                 Material Default. Any material default or breach by a Founder in the performance of any covenant or of any representation or warranty provided in this Agreement or in the performance of any material provision of any Related Agreement, which default or breach continues for a period of 30 days after written notice thereof has been given by the Non- Defaulting Founder to the Defaulting Founder. A “material default” under this Section includes any failure to make within five Business Days of when due a Subsequent Capital Contribution in accordance with Section 8.2.

(b)                                 Termination of Existence by a Founder. A Founder commences any Proceeding to wind up, dissolve or otherwise terminate its legal existence.

(c)                                  Termination of Existence by another Person. Any Proceeding commenced against a Founder that seeks or requires the winding up, dissolution or other termination of its legal existence that is not defended or contested by such Founder in good faith within 15 days of its commencement and stayed within 90 days of its commencement. A Default Event will not exist so long as the stay continues and the Founder pursues the defense or contest diligently thereafter or the Proceeding is dismissed.

(d)                                 Prohibited Transfer. The Founder agrees to any transaction that would, if consummated, breach, or result in a default under, Article 11.

(e)                                  Insolvency Proceeding. If any of the following occurs: (i) the Founder seeks relief in any Proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (an “Insolvency Proceeding”); (ii) the institution against the Founder of an involuntary Insolvency Proceeding; provided, however, that if the Founder defends or contests that Insolvency Proceeding in good faith within 15 days of its commencement and obtains a stay of that Proceeding within 90 days of its commencement, a Default Event will not exist so long as the stay continues and the Founder pursues the defense or contest diligently thereafter or the Proceeding is dismissed; (iii) the Founder admits the material allegations of a petition against the Founder in any Insolvency Proceeding; or (iv) an order for relief (or similar order under non-U.S. law) is issued in any Insolvency Proceeding.

(f)                                   Appointment of a Receiver or Levy. Either (i) a Proceeding has been commenced to appoint a receiver, receiver-manager, trustee, custodian or the like for all or a substantial part of the business or assets of the Founder or (ii) any writ, judgment, warrant of attachment, warrant of execution, distress warrant, charging order or other similar process (each, a “Levy”) of any court is made or attaches to the Founder’s Shareholder Interest or a substantial part of the Founder’s properties; provided, however, that if the Founder defends or contests that Proceeding or Levy in good faith within 15 days of its commencement and obtains a stay of that Proceeding or Levy within 90 days of its commencement, a Default Event will not exist so long as the stay continues and it pursues the defense or contest diligently thereafter or the Proceeding is dismissed.

(g)                                  Assignment for Benefit of Creditors. The Founder makes a general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of the Founder’s creditors generally or any substantial portion of those creditors.

(h)                                 Bank Default. A Founder is in material default under any loan agreement with any creditor to whom the Founder has pledged its Shares as collateral, which default is not cured within any applicable cure period therefor.

12.3                        Remedies-Upon Default by One Founder.

(a)                                 By Non-Defaulting Founder. A Non-Defaulting Founder may, within 90 days of becoming aware of the occurrence of a Default Event, give notice of the Default Event (a “Default Notice”) to the Defaulting Founder. The Default Notice must specify one of the following remedies (which, together with Section 12.3(c) and subject to Section 12.3(b), are exclusive remedies):

(i)                                     Dissolution. Dissolution of the Company in accordance with Article 13;

(ii)                                  Right to Buy. The purchase of the Defaulting Founder’s Shareholder Interest for 70% of Fair Market Value and otherwise in accordance with Article 14; or

(iii)                               Right to Sale of Shares. The sale of the Non-Defaulting Founder’s and the Defaulting Founder’s Shares to a third party that is not an Affiliate of the Non-Defaulting Founder. The sale of the Shares under this Section 12.3(a)(iii) shall be at the price and on the terms of purchase as are offered by such third party purchaser and accepted by the Non-Defaulting Founder and shall not be subject to the provisions of Section 6.4. Of the net proceeds from the sale of the Shares under this Section 12.3(a)(iii), the Non-Defaulting Founder shall be entitled to the percentage of the net proceeds attributable to its Shares plus 30% of the net proceeds attributable to the Defaulting Founder’s Shares. The Defaulting Founder shall be entitled to the remaining portion of the net proceeds received from the sale of the Shares. Not less than twenty (20) days before the closing of the sale of the Shares under this Section 12.3(a)(iii), the Non-Defaulting Founder shall provide the Defaulting Founder written notice of the terms and conditions of the sale of the Shares by the Non-Defaulting Founder. At the Default Buy-Sell Closing related to a sale pursuant to this Section 12.3(a)(iii), the Founders will deliver to the purchasing third party such customary documentation that is reasonably acceptable to the Non-Defaulting Founder, provided that the Defaulting Founder shall not be (i) required to make representations and warranties in connection with the transaction other than customary representations and warranties solely with respect to the Defaulting Founder and the Company, (ii) liable for any indemnification obligations to any potential purchaser in respect of such representations and warranties on a joint, rather than several, basis, and in no event with respect to an amount in excess of the net cash proceeds paid to the Defaulting Founder in such transaction or (iii) subject to any escrow or similar arrangement relating to such transaction with respect to an amount in excess of the net cash proceeds paid to the Defaulting Founder in such transaction.

(b)                                 Other Remedies.

(i)                                     Generally. Except as provided otherwise in this Agreement, the Non-Defaulting Shareholder’s election to dissolve the Company under Article 13 will not preclude its exercise of whatever rights it may also have under Article 13 or at law or in equity, However, the Non-Defaulting Founder’s election to purchase the Defaulting Founder’s Shares above under Section 12.3(a)(ii) or to conduct the sale of the Company under Section 12.3(a)(iii) is the election of an exclusive remedy.

(ii)                                  Fees and Expenses. The Non-Defaulting Founder’s legal fees and expenses will be deducted from any distribution otherwise to be made to the Defaulting Founder and will be paid to the Non-Defaulting Founder or, if the Non-Defaulting Founder elects, will be paid by the Defaulting Founder to the Non-Defaulting Founder.

(c)                                  Effect of Notice. If the Non-Defaulting Founder elects in its Default Notice the remedy in Section 12.3(a)(i), it will carry out that dissolution in accordance with Article 13. If the Non-Defaulting Founder elects in its Default Notice either to buy under Section 12.3(a)(ii) or to sell the Company under Section 12.3(a)(iii), the Founders will complete that purchase or sale, as applicable, in accordance with Article 14.

12.4        Remedies if Both Founders are Defaulting Founders. If both Founders are, or become, Defaulting Founders, simultaneously or sequentially, before a sale of a Shareholder Interest under Section 7.3(a)(ii) or a sale of the Company pursuant to Section 12.3(a)(iii) has been completed, then notwithstanding any election previously made by a Non-Defaulting Founder or steps taken to further such election, (a) the Founders and the Directors will proceed as expeditiously as possible to dissolve the Company in accordance with Article 13 (other than Section 13.1(a)) as though such dissolution resulted from an election pursuant to Section 13.1, and (b) both Defaulting Founders will thereafter have whatever rights and remedies available to them under Article 13 and Applicable Law.

ARTICLE 13

Dissolution Procedures

13.1        Generally. Promptly after the Founders unanimously elect in writing to dissolve the Company, or upon any other event requiring dissolution or winding up of the Company:

(a)           if there is notice delivered pursuant to Section 12.3(a)(i), the Company shall be wound up in the manner set forth in this Article; or

(b)           in the case of any other event providing for or requiring dissolution, liquidation or winding up of the Company, the Board of Directors will proceed to wind up the affairs of the Company in the manner set forth in this Article.

After such notice or other event, neither Founder will be obligated to provide any additional funds that would otherwise be required by the Company except amounts owing by such Founder pursuant to this Agreement or other contractual arrangements, including under the Related Agreements.

Upon the occurrence of a Fundamental Company Failure, the Founders will dissolve the Company, and the dissolution will be effected pursuant to Section 13.1(b), unless the Founders agree in writing upon an alternative course of action within 60 days after the occurrence of the Fundamental Company Failure. A “Fundamental Company Failure” means the failure of the Founders (a) to agree upon and approve the initial Business Plan within 90 days of the Closing, (b) to secure the Real Estate to the complete professional fit-out of the Studio Facilities as set forth in the initial Business Plan within six months of the dates specified in the Business Plan and (c) to consummate the Closing within 180 days of the date of this Agreement.

13.2        Method of Sale. In the discretion of the Non-Defaulting Founder in the case of a Default Event, or the Board of Directors in the case of any other event requiring the sale of the Company, if the Company has generated revenue from the Company Business, then the Board of Directors or the Non-Defaulting Founder, as the case may be, may retain a nationally recognized independent business broker and will cause the business of the Company to be listed for sale as a going concern. If either (a) an offer reasonably acceptable to the Board of Directors or the Non-Defaulting Founder, as applicable, has not been received within 120 days of listing the Company for sale or (b) if the Company has not generated revenue from the Company Business (in the discretion of the Board of Directors or the Non-Defaulting Founder, as applicable), then the assets of the Company will be sold in the manner determined by the Board of Directors or the Non- Defaulting Founder, as applicable, whether in whole or in part. The Board of Directors or the Non-Defaulting Founder, as the case may be, will liquidate the Company’s assets and discharge the liabilities of the Company over a reasonable time in order to minimize the losses that may otherwise result from an immediate liquidation.

13.3        Application of Proceeds of Liquidation. The proceeds of the liquidation of the Company will be applied in the following order:

(a)           first, to the payment of the expenses of liquidation;

(b)           second, to the payment of the liabilities and obligations of the Company, other than those owing to a Shareholder;

(c)           third, to the payment of liabilities and obligations owing to the Founders under any Shareholder Loan; and

(d)           thereafter to the Shareholders on a pro rata basis in accordance with their Shareholder Interests.

Distribution required by this Section 13.3 may be made in cash or, if approved by the Board of Directors, in non-cash property either (i) on a pro rata basis to each Shareholder or (ii) as the Shareholders may otherwise agree.

ARTICLE 14

Buy-Sell upon Default

14.1        Generally. This Article applies if a Non-Defaulting Founder has elected the provisions of Section 12.3(a)(ii).

14.2        Price.

(a)           The purchase price for a Defaulting Shareholder’s Shares pursuant to a termination notice under Section 12.3(a)(ii) will be equal to 70% of the Fair Market Value of the Defaulting Shareholder’s Shares. If there is a default described in Section 7.2, then the Non-Defaulting Shareholder will suffer damages as a consequence of the default and the difference between the purchase price and the Fair Market Value of the Defaulting Founder’s Shares will be regarded for all purposes as liquidated damages and not as a penalty.

14.3        Fair Market Value.

(a)           The fair market value (the “Fair Market Value”) of any Shares as of a determination date shall be the product of (x) the fair market value of the Company and (y) the Shareholder Interest represented by such Shares.

(b)           The Fair Market Value shall be determined in the following manner:

(i)            During the 30 days following the date on which a Founder exercises its right to buy or sell any Shares pursuant to Section 12.3(a)(ii) (for the purposes of this Section, the “Initiation Date”), the Founders shall attempt in good faith to agree on the Fair Market Value of such Shares. Any such agreed value shall constitute the Fair Market Value of such Shares as of such date for purposes of Section 12.3(a)(ii).

(ii)           If the Founders shall not have agreed upon such Fair Market Value on or before the 30th day following the Initiation Date, then the Founders shall promptly engage an independent appraiser with internationally recognized valuation expertise in industry sectors relevant to the Company Business and that has not had any business dealings with any Founder or its Affiliates in the two years prior to appointment (a “Qualified Firm”) to determine the Fair Market Value. The Qualified Firm that is mutually appointed by such Founders is referred to as the “Independent Appraiser”. The Founders shall promptly cause to be furnished to the Independent Appraiser such information concerning the Company (“Financial Information”) as the Independent Appraiser may reasonably request. The Independent Appraiser shall be instructed by each Founder to use its commercially reasonable efforts to render its determination of such Fair Market Value within 30 days following receipt of such Financial Information as the Independent Appraiser deems reasonably necessary. Such determination shall constitute the Fair Market Value for purposes of this Agreement. The fees and expenses of the Independent Appraiser shall be borne equally by the Founders.

(iii)          If the Founders shall not have agreed on an Independent Appraiser within 60 days following the Initiation Date, either Founder may request the Hong Kong International Arbitration Association (the “HKIAC”) to select a Qualified Firm (the “Outside Appraiser”), which selection shall be binding. The Founders shall promptly cause to be furnished to the Outside Appraiser such Financial Information as the Outside Appraiser may reasonably request. The Founders shall instruct the Outside Appraiser to use commercially reasonable efforts to render its determination of Fair Market Value within 30 days of receipt of such Financial Information. Such determination shall constitute the Fair Market Value for purposes of this Agreement. The fees and expenses of the Outside Appraiser shall be borne equally by the Founders.

14.4        Default Buy-Sell Closing. The closing (the “Default Buy-Sell Closing”) of the purchase and sale of the Defaulting Founder’s Shareholder Interest in connection with a Default Event will take place on the 60th day following the date on which the Parties are given notice that the Fair Market Value has been determined in accordance with this Article 9, or, if that day is not a Business Day, on the next following Business Day (the “Default Buy-Sell Closing Date”). The Default Buy-Sell Closing Date will be extended to the extent necessary for either Founder or any purchasing third party, as the case may be, to secure any required Governmental Authorization to a date five Business Days following the receipt of such Governmental Authorization so long as the Founder and, if applicable, such third party are using their respective commercially reasonable efforts to pursue such Governmental Authorization. The Default Buy-Sell Closing will take place at such time and place as the Company and the Founders shall agree.

ARTICLE 15

Reporting and Accounting Provisions

15.1        Books and Records. The Company will make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects the assets, liabilities and operations of the Company. The Company will also maintain a system of internal accounting controls that complies with Applicable Law and that will provide assurance that:

(a)           transactions are executed in accordance with the Board of Director’s general or specific authorization;

(b)           transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with both US GAAP and PRC GAAP, and (ii) to maintain accountability for assets;

(c)           access to assets is permitted only in accordance with management’s general or specific authorization; and

(d)           the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

15.2        Distribution of Financial Statements and Other Reports. The Company will distribute to each Founder:

(a)           Monthly Information. To the extent not provided to a Founder through its participation on the Board of Directors, upon a Founder’s request, internally generated balance sheet and income and cash flow statements of the Company showing the Company’s financial position, results of operations, cash flows and other reasonably relevant financial information necessary to an understanding of the Company’s financial operations from the prior month.

(b)           Quarterly Information. As soon as practical after the end of each of the first three quarterly periods and in any event within 30 days after the end of each period, a balance sheet as of the end of the period and statements of income and cash flow, both for the period and for the year to date, that will be certified by the Treasurer as fairly presenting in all material respects the Company’s financial position as of that date and the results of its operations for those periods in accordance with both US GAAP and PRC GAAP (subject to normal year-end adjustments and the furnishing of notes; provided, however, that notes will be furnished to the extent necessary to make the statements not misleading);

(c)           Annual Information. As soon as practical after the end of the Fiscal Year and in any event within 90 days thereafter:

(i)            a balance sheet as of the year-end and statements of income and cash flow, both for the fourth quarter and for the year; and

(ii)           the Company’s tax return, which will be reviewed by its independent certified public accountants, and, to the extent practicable, information reasonably required to permit each Founder to prepare its tax return.

The year-end balance sheet and the statements for the year will be examined in accordance with generally accepted auditing standards by the Company’s independent certified public accountants, who will render their opinion on whether those statements fairly present in all material respects the Company’s financial position as of that date and the results of its operations for those periods in accordance with both US GAAP and PRC GAAP.

15.3        Right of Inspection and Examination. At all reasonable times, each Founders, through its representatives, has the right to inspect and copy the records of the Company and to examine the employees of the Company with regard to its activities. These rights may be exercised through any agent or employee of the Founders designated by notice to the Board. The inspecting Founder will bear all expenses incurred in the inspection or examination.

15.4        Auditors. The auditors of the Company shall be determined and appointed by the Board of Directors.

ARTICLE 16

Indemnification

16.1        Survival; Other.

(a)           Survival. Each representation, warranty, covenant and agreement in this Agreement, and in any certificate or document delivered pursuant to this Agreement, survives the Applicable Closing only (i) for the time period specified in Section 16.5 and (ii) as to claims made within those time periods, until resolved. “Applicable Closing” means, as applicable, the Closing and each subsequent transfer of property pursuant to Section 8.2. The representations and warranties of a Party shall not be affected or deemed waived by reason of any investigation made by or on behalf of the other Party or by reason of the fact that the other Party knew or should have (mown that any such representation or warranty is or might be inaccurate.

(b)           Relation to Default Provisions. Except as set forth in Section 12.3(b), the fact that a Party has an indemnification right under this Article 16 will not preclude the exercise of rights under Article 12.

16.2        Indemnification-By GH.  GH will indemnify and hold harmless and pay promptly to D2 and its Affiliates and also their respective representatives and stockholders (collectively, the “D2 Indemnified Persons”) the amount of any Damages (as defined below) arising from or in connection with:

(i)            Breach of Representations or Warranties. Any breach of any representation or warranty in this Agreement or in any certificate delivered pursuant to this Agreement made by GH in connection with an Applicable Closing; and

(ii)           Breach of Covenants. Any breach by GH in the performance of its covenants or obligations in this Agreement or in any certificate or document delivered pursuant to this Agreement in connection with an Applicable Closing.

“Damages” means [a] any loss, whether in the nature of a cost, damage, expense, payment, diminution in value, liability or obligation or otherwise, and related attorneys’, accountants’ and other professional advisors’ fees and expenses (including those as to investigation, prosecution or defense of any claim or threatened claim), whether or not involving a third-party claim, and [b] in the case of third party claims, special, incidental, consequential, punitive or any other damages.

16.3        Indemnification-By D2. D2 will indemnify and hold harmless and pay promptly to GH and its Affiliates and also their respective representatives and shareholders (collectively, the “GH Indemnified Persons”) the amount of any Damages arising from or in connection with:

(i)            Breach of Representations or Warranties. Any breach of any representation or warranty in this Agreement or in any certificate delivered pursuant to this Agreement made by D2 in connection with an Applicable Closing; and

(ii)           Breach of Covenants. Any breach by D2 in the performance of its covenants or obligations in this Agreement or in any certificate or document delivered pursuant to this Agreement in connection with an Applicable Closing.

16.4        Deduction from Indemnification Amount. GH will not have any liability for indemnification with respect to the matters described in Section 16.2(i) and D2 will not have any liability with respect to the matters described in Section 16.3(i) until the total of all such Damages with respect to the matters for which the Shareholder is otherwise liable exceeds $50,000; provided, however once such threshold is met; the applicable Shareholder shall be liable for the total amount of such Damages. The foregoing limitation will not apply to (a) fraud or (b) any willful breach by a Shareholder of any of its representations or warranties.

16.5        Time Limitations. No Founder will have any liability for indemnification under this Article 16 unless the Person claiming the right to be indemnified gives notice to the Founder from whom indemnification is being sought of facts that it in good faith thinks constitute a reasonable basis for indemnification:

(a)           Taxes and Intellectual Property. In the case of claims involving Taxes or the D2 Intellectual Property Assets, within 30 days after the expiration of the statute of limitation (including extensions of it) applicable thereto; and

(b)           Other. In the case of claims involving any other representation or warranty or covenant to be performed and complied with at or before the Applicable Closing, on or before the third anniversary of the Applicable Closing.

Notwithstanding the foregoing, no limitations as to the time for making claims applies to those involving any covenant to be performed and complied with after the Applicable Closing.

16.6        Procedure for Indemnification-Third Party Claims.

(a)           Notice. Promptly, and in any event no later than 10 Business Days after receipt by a Person entitled to indemnification of notice of the commencement of any Proceeding against it, the indemnified Person will, if a claim is to be made against an indemnifying Shareholder, give notice to the indemnifying Founder of the commencement of the claim; provided, however, that the failure to notify the indemnifying Founder will not relieve the indemnifying Founder of any liability that it may have to any indemnified Person, except to the extent that the indemnifying Founder demonstrates that the defense of the Proceeding is materially prejudiced by the indemnified Person’s failure to give the notice timely.

(b)           Participation. If any Proceeding referred to in Section 16.6(a) is brought against an indemnified Person and the indemnified Person gives notice to the indemnifying Founder of the commencement of the Proceeding, the indemnifying Founder may (i) participate in the Proceeding and (ii) elect by notice to the indemnified Person to assume the defense of the Proceeding with lawyers reasonably satisfactory to the indemnified Person unless the indemnifying Founder is also a party to the Proceeding and the indemnified Person determines in good faith that joint representation would be inappropriate. If the indemnifying Founder assumes the defense of the Proceeding, [i] the indemnifying Founder will not, as long as it diligently conducts the defense, be liable to the indemnified Person under this Section for any fees of other lawyers or any other expenses with respect to the defense of the Proceeding subsequently incurred by the indemnified Person in connection with the defense of the Proceeding, other than reasonable costs of investigation and [ii] no compromise or settlement of the claims may be effected by the indemnifying Founder without the indemnified Person’s written consent (which consent will not be unreasonably withheld or delayed) unless the proposed compromise or settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the indemnified Person.

(c)           Right of Indemnified Person to Defend. Notwithstanding the foregoing, if an indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified Person may, by notice to the indemnifying Founder, assume the exclusive right to defend, compromise, or settle the Proceeding, but the indemnifying Founder will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which will not be unreasonably withheld or delayed).

16.7        Procedures for Indemnification-Other Claims. A claim for indemnification for any matter not involving a third-party claim will be asserted by notice to the Founder from whom indemnification is sought promptly after becoming aware of the acts or omissions or facts and circumstances on which the claim is based, but the failure to notify the indemnifying Founder will not relieve the indemnifying Founder of any liability that it may have to any indemnified Person, except to the extent that the indemnifying Founder demonstrates that it is materially prejudiced by the failure.

16.8        Satisfaction of Indemnification Obligations.  Subject to the procedure set forth above and in accordance with the deadlines specified in the preceding subsections, an indemnifying Founder will satisfy its liability to a D2 Indemnified Person or to a GH Indemnified Person (as applicable) for indemnified Damages by paying the amount of the liability to the applicable Person. Payments pursuant to the foregoing will be by wire transfer of immediately available funds.

16.9        Exclusiveness of Remedies. Except (a) as provided in Sections 12.3(b) and 16.1(b) and (b) for claims relating to fraud or willful misconduct, the remedies provided in this Article constitute the sole and exclusive remedies available to the D2 Indemnified Persons and the GH Indemnified Persons with respect to matters covered in Sections 16.2 and 16.3. Neither the foregoing nor anything else in this Agreement will limit the right of a Shareholder or the Company to enforce the performance of this Agreement or of any Contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it in equity, including specific performance. The Shareholders waive any requirement that the Person seeking equitable relief post a bond or other security.

ARTICLE 17

Competition

17.1        D2.  D2 agrees that GH will be the exclusive partner (and joint venturer) of D2 for all VFX-related services, including, without limitation, the D2 VFX Business and the Company VFX Business, that D2 performs in the Territory; provided, however, for the avoidance of doubt, nothing herein shall prevent or prohibit D2 from operating in the ordinary course of its business in the Territory with respect to its businesses other than VFX-related services. D2 will not, and will take all actions necessary to ensure that its Affiliates will not, enter into another joint venture arrangement with any other Person for the purpose of engaging in a business that is engaged in Competition with the Company VFX Business within the Territory, or engage in a business that is in Competition with the Company VFX Business within the Territory, provided nothing herein shall exclude any passive investment of not more than 1% of the outstanding voting securities of any Person that is publicly traded on any securities exchange or national market system.  Notwithstanding any term to the contrary in this Agreement or any Related Agreement, D2 and/or any of its Affiliates will have the unfettered right to conduct any and all business (other than the D2 VFX Business) in any location worldwide (including within the Territory), including, without limitation, business in the fields of education, software, and film development, production and distribution.

17.2        GH.  GH agrees that D2 will be the exclusive partner (and joint venturer) of GH for all VFX-related services, including, without limitation, the D2 VFX Business and the Company VFX Business, that GH performs in the Territory; provided, however, for the avoidance of doubt, nothing herein shall prevent or prohibit GH from operating in the ordinary course of its business in the Territory with respect to its businesses other than VFX-related services, including, without limitation, the provision of financing and co-production and distribution services in the Territory with respect to motion pictures, television, advertisements and other media and programming which may contain work product of third parties in Competition with the Company and D2. GH will not, and will take all actions necessary to ensure that its Affiliates will not, enter into any business and/or enter into another joint venture arrangement with any other Person for the purpose of providing assets, products, services or engage in a business, that is engaged in Competition with the Company VFX Business in any location, worldwide, including within the Territory, provided nothing herein shall exclude any passive investment of not more than 1% of the outstanding voting securities of any Person that is publicly traded on any securities exchange or national market system.  In addition, GH agrees that it will use commercially reasonable efforts to direct all opportunities that would be of the type the Company would potentially exploit or otherwise potentially perform (with respect to the Company Business) in the Territory to the Company and no other Person; provided, however, for the avoidance of doubt, nothing herein shall prevent or prohibit GH from operating in the ordinary course of its business in the Territory with respect to its businesses other than VFX-related services, including, without limitation, the provision of financing and co-production and distribution services in the Territory with respect to motion pictures, television, advertisements and other media and programming which may contain work product of third parties in Competition with the Company and D2.

17.3        Competition. For purposes of this Agreement, “Competition” by a Person with respect to another Person, shall mean such first Person’s (i) engaging in, or otherwise, directly or indirectly, being employed by; or (ii) acting, directly or indirectly, formally or informally, as a consultant or lender to; or (iii) being a director, officer, employee, principal or agent of; or (iv) owning any equity interests of; or (v) permitting such first Person’s name to be used in connection with the activities of; or (vi) obtaining any benefit, monetary or otherwise, direct or indirect, at or about the time of such occurrence from; or (vii) receiving any promise, agreement, arrangement or understanding to receive any benefit, monetary or otherwise, direct or indirect, at any time in the future, from; any other business or organization which competes or intends to compete, directly or indirectly, with the business of the second Person, at any time during the term of this Agreement; provided nothing herein shall exclude any passive investment of not more than 1% of the outstanding voting securities of any Person that is publicly traded on any internationally recognized securities exchange or market system.

17.4        Independent Agreements.  The agreements set forth in this Article 17 are, will be deemed, and will be construed as separate and independent agreements. If any agreement or any part of the agreements is held invalid, void or unenforceable by any court of competent jurisdiction, then such invalidity, voidness or unenforceability will in no way render invalid, void or unenforceable any other part of the agreements; and this Article 17 and any other provision of this Agreement relating to Competition will in that case be construed as if the void, invalid or unenforceable provisions were omitted.

17.5        Scope of Restrictions. While the restrictions contained in this Article or any other provision of this Agreement relating to Competition are considered by the Founders to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may not be enforced as written by a court or arbitrator. Accordingly, if any of those restrictions are determined to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the Founders, but would be valid if restrictive periods were reduced or if the range of activities or area dealt with were reduced in scope, then the periods, activities or area will apply with the modifications as are necessary to make them enforceable.

17.6        Specific Performance. The Founders acknowledge that there may be no adequate remedy at law for a breach of this Article 17 or any other provision of this Agreement relating to Competition and that money damages may not be an appropriate remedy for breach of such

Article or provisions. The Founders accordingly agree that either Founder shall have the right to injunctive relief and specific performance of this Article 17 or any other provision in this Agreement relating to Competition in the event of any breach of such Article or provision in addition to any rights it may have for damages, which shall include out-of-pocket expenses, loss of business opportunities and any other damages, direct or indirect, consequential, punitive or otherwise. The remedies set forth in this Section 17.6 are cumulative and shall in no way limit any other remedy any Founder may have at law, in equity or otherwise.

ARTICLE 18

Confidentiality

18.1        Confidentiality-This Agreement.  Except as otherwise expressly permitted by this Article 18 or by Applicable Law, each Shareholder and the Company will keep confidential, will not disclose and will otherwise retain in strictest confidence the terms of this Agreement, except as may otherwise be approved in writing by both Shareholders.

18.2        Confidentiality-Company Information.  Except as otherwise expressly permitted by this Article 18:

(a)           Obligations of the Shareholders.  Each Shareholder will keep confidential, will not disclose, will not use, and will otherwise retain in strictest confidence the Company Information. Without limiting the foregoing, each Shareholder will use no less than the same degree of care, and no less than a reasonable degree of care, to protect the Company Information as it uses to protect its own trade secrets and confidential information.

(b)           Obligations of the Company. The Company will keep confidential, will not disclose, and will otherwise retain in strictest confidence the Company Information. The foregoing permits the Company to use the Company Information, but the Company will adopt procedures in connection with its use of Company Information that are reasonably expected to prevent that information from becoming publicly available. The foregoing does not limit the Company’s obligations otherwise set forth in this Article 18, including those in Sections 18.5 and 18.6.

18.3        Definitions-Company Information and Other.

(a)           Company Information. “Company Information” means all information (whether written, oral or in another form) that consists of, or includes, the Company Trade Secrets or Confidential Information.

(b)           Trade Secrets. “Company Trade Secrets” means trade secrets under applicable trade secret or other law concerning the Company; and includes, however documented, concepts, ideas, designs, know-how, methods, data, processes, formulae, compositions, improvements, inventions, discoveries, product specifications, past, current and planned research and development and manufacturing or distribution methods and processes, lists of actual or potential customers or suppliers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures, and any other information that is a trade secret within the meaning of Applicable Law.

(c)           Confidential Information. “Confidential Information” means written or other information concerning the Company, other than trade secrets, not generally known to the public; and, to the extent consistent with the foregoing definition, includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, and any information that is marked “confidential” or in some comparable manner.

18.4         Certain Exceptions. The prohibitions in Sections 18.1 and 18.2 will not apply only to the extent that:

(a)           Previously in Possession. The disclosing Person (i) demonstrates through written records that the same Company Information was in its possession before disclosure to it (other than pursuant to the Mutual Non-Disclosure Agreement dated as of March [    ], 2011 between the Founders, in which case such the restrictions set forth in such agreement shall apply to such information) and (ii) the disclosing Person provided the Company and each Founder with written notice of prior possession promptly upon its becoming aware of the Company Information;

(b)           Becomes Public. The disclosing Person demonstrates (i) that the same information is currently publicly available or has become publicly available and (ii) that such public availability does not result from [a] the misappropriation or improper disclosure of such Company Information by the disclosing Person or [b] the obtaining of such Company Information by improper means of the disclosing Person;

(c)           Independently Developed. The disclosing Person demonstrates that the same information was developed independently by the disclosing Person without the use of the Company Information;

(d)           Legal Obligation to Disclose. The disclosing Person demonstrates that Applicable Law requires it to disclose the Company Information, but then only (i) to the extent disclosure is required and (ii) after giving the Company and each Founder notice of the obligation so that it may seek a protective order or other similar or appropriate relief. In the absence of an order or relief, the disclosing Person must use commercially reasonable efforts to have the disclosed information treated confidentially consistent with this Article;

(e)           Enforcement of Agreement. The disclosing Person demonstrates that it is reasonably necessary for the disclosing Person to make the disclosure to enforce this Agreement, and then only if the disclosing Person undertakes in good faith to limit the manner and extent of that disclosure to the extent practical including obtaining protective orders from the court or arbitrator from whom enforcement is sought;

(f)            Stock Exchange Rules and Securities Laws.  The disclosing Person demonstrates that disclosure is, in the written opinion of lawyers to the disclosing Person, necessary or desirable in order to comply with applicable stock exchange rules or federal or state securities laws, in which case the disclosing Person shall provide the each Founder with written notice of such required disclosure (and an opportunity to comment thereon) as far in advance of such disclosure as is reasonably practicable; or

(g)           Sale of Shareholder Interest.  Disclosure is made by a Shareholder or the Company in connection with the sale, transfer or other disposition, in whole or in part, of Shares or the assets of the Company in accordance with this Agreement (but then only if disclosure is subject to a non-disclosure agreement then customary in such transactions and as to which the Company, the other Shareholder and each of its Affiliates is a third party beneficiary).

18.5         Permitted Disclosure to Representatives. Notwithstanding the prohibitions of this Article, each Shareholder and the Company may disclose the terms of this Agreement and Company Information to its Representatives directly involved with the Company but:

(a)           only to the extent necessary for the Representative to accomplish his assigned tasks and otherwise strictly on a need to know basis; and

(b)           only if the Representative is advised in writing by the disclosing Person [a] that he or she is obligated to keep confidential, not disclose and retain in strictest confidence the Company Information and [b] that the Company or any Shareholder may directly enforce the obligation. Each disclosing Person will be responsible for violations of this Article by its Representatives regardless of whether the Company or any Shareholder has rights against the Representative. “Representatives” means a Person’s directors, officers, employees, agents, consultants, advisors or other representatives, including lawyers, accountants and financial advisors. In the case of a Shareholder, “Representatives” includes the Representatives of that Shareholder’s Affiliates.

18.6         Disclosure to Non-Representatives. Any disclosure of the terms of this Agreement or any Company Information may be made to a non-Representative only if the receiving Person executes and delivers a confidentiality agreement in form and substance approved by the Board of Directors.

18.7         Continuing Protection of Trade Secrets. Any Company Trade Secrets will also be entitled to all of the protections and benefits under Applicable Law. If a court of competent jurisdiction determines that any Company Information that the Company deems to be a Company Trade Secret is not a Trade Secret, or ceases to be a Trade Secret under Applicable Law, then the Company Information will be considered Confidential Information for purposes of this Article.

18.8         Remedies. Each Shareholder recognizes that the activities proscribed by this Article will result in irreparable damage and harm to the Company and the Shareholders and that the Company and Shareholders and their Affiliates may be without an adequate remedy at law in the event of any such activities. Therefore, if any of the foregoing Sections of this Article is breached or is threatened to be breached, the Company, each Shareholder, and each of their Affiliates may (a) obtain specific performance; (b) enjoin any Person that has breached or threatens to breach from engaging in any activity proscribed by this Article; and (c) pursue any one or more of the foregoing or any other remedy available to it under Applicable Law, including actual and/or punitive damages and set-off rights. A Person seeking or obtaining any such relief will not be deemed to be precluded from obtaining any other relief to which that Person may be entitled. Each Shareholder waives on behalf of itself and each of its Affiliates any requirement that a Person seeking to enforce this Article submit proof of the economic value of any Trade Secret or post any bond or other security in connection therewith.

18.9         Attorney-Client Privilege. To the extent that any Company Information includes materials subject to the attorney-client privilege, the Company is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company Information (including Company Information related to pending or threatened litigation) to a Shareholder, whether or not the Company has asserted, or is or may be entitled to assert, those privileges and protections. The Company and the Shareholders: (a) share a common legal and commercial interest in all such Company Information  that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which such Company Information covered by those protections and privileges relates; and (c) intend that those privileges and protections remain intact if the Company or any Shareholder becomes subject to any actual or threatened proceeding to which such Company Information covered by such protections and privileges relates. In furtherance of the foregoing, no Shareholder shall claim or contend, in proceedings involving the Company or any Shareholder, that the Company waived its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company Information (including Company Information related to pending or threatened litigation) to the Shareholder.

18.10       Continuing Obligations. The obligations in this Article will be effective from the date of this Agreement and will bind (a) the Company indefinitely and (b) each Shareholder (i) with respect to the Company’s Confidential Information, for so long as that Shareholder is bound by the non-competition provisions of Article 17 and (ii) with respect to the Company’s Trade Secrets, for as long as the Company’s Trade Secrets remain trade secrets under Applicable Law.

18.11       No Limitation on Other Agreements. The prohibitions in this Article are in addition to, and will be interpreted as separate and independent from, any similar prohibitions in:

(a)           the D2 Asset License Agreement; and

(b)           any agreement between the Company and any of its Representatives that limits the use or disclosure of information concerning the Company.

18.12       Pre-Joint Venture Non-Disclosure Agreement. The rights and obligations of the Founders under the Mutual Non-Disclosure Agreement dated as of March [    ], 2011 between the Founders will continue in full force and effect with respect to information of either Founder that is not, and does not become, either (a) Company Information pursuant to this Article or (b) information subject to the D2 Asset License Agreement.

ARTICLE 19

Miscellaneous

19.1         Further Assurances.

(a)           Generally. The Shareholders will (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things,  all as the other Shareholder may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(b)           Transition. In connection with and for a reasonable time following a purchase of a Shareholder’s Shares, the selling Shareholder will cooperate in connection with any reasonable requests of the Company or the other Shareholder to effect the purchase, but the selling Shareholder will be entitled to be reimbursed the actual out-of-pocket expenses it incurs in complying with the request.

19.2         Ownership.

(a)           D2 Property.  As between the parties, unless otherwise agreed to in writing by the Founders, D2 shall retain sole and exclusive ownership of any Intellectual Property conceived, developed, owned, or licensed from time to time by D2 prior to the Closing Date or independent of this Agreement (including, without limitation, all D2 Assets and D2 Intellectual Property Assets); all enhancements, modifications and derivative works thereof created or developed by any party under the Agreement (including, without limitation, in connection with the Company Business); and all Intellectual Property conceived, developed, acquired or licensed by D2 without the assistance of any one or more employees or agents of GH and without the use of GH’s Confidential Information or Intellectual Property.

(b)           GH Property.  As between the parties, unless otherwise agreed to in writing by the Founders, GH shall retain sole and exclusive ownership of any Intellectual Property conceived, developed, owned, or licensed from time to time by GH prior to the Closing Date or independent of this Agreement; all enhancements, modifications and derivative works thereof created or developed by any party under the Agreement (including, without limitation, in connection with the Company Business); and all Intellectual Property conceived, developed, acquired or licensed by GH without the assistance of any one or more employees or agents of D2 and without the use of D2’s Confidential Information or the D2 Intellectual Property Assets.

(c)           Joint Developments. The Company shall own all Intellectual Property conceived, developed, acquired or licensed by the Company in connection with the Company’s performance and operations under the Agreement, or by one party with the assistance of any one or more employees or agents of the other party or with the use of the other party’s Confidential Information or other Intellectual Property (“Joint Developments”); provided, however, that Joint Developments shall not include any enhancements, modifications or derivative works of the D2 Assets and/or D2 Intellectual Property Assets (all of which shall be owned exclusively by D2).  Upon dissolution of the Company pursuant to the terms of the Agreement, the Joint Developments shall be jointly owned by GH and D2, whereupon each of GH and D2 shall have an unrestricted right to use, commercialize, and exploit any such Joint Developments, without need for any notice to, consent or approval by, or accounting to the other party, including, without limitation, using, offering, selling, leasing, otherwise disposing of, importing and exporting any product or services, and reproducing, distributing, creating derivative works of, performing, and displaying any work, and otherwise exploiting the Joint Developments.  GH and D2 shall cooperate with each other in the protection and enforcement of Joint Developments.

(d)           Right to Obtain Patents and Copyrights.  If either Founder desires to pursue the issuance or registration of any Patent, Copyright or similar protections covering patentable or copyrightable subject matter included within the Joint Developments (“Joint Patent Rights”), then the other party shall cooperate reasonably in the patent, copyright or similar registration process (“Joint Prosecution”) and any resulting patents, registered copyrights or similar rights shall be issued jointly to GH and D2; provided, however, that the decision to file any application with respect to Joint Patent Rights shall be made by the Board of Directors.  With respect to each Joint Patent Right, the Founders shall cooperate in good faith to mutually agree on a party to control the Joint Prosecution of such Joint Patent Right.  The Founders shall share equally all costs associated with any Joint Prosecution efforts.  If either Founder breaches its obligation to provide reasonable cooperation, or to pay an equal share of costs, as provided in this Section, then the non-breaching party shall have the right, but the not the obligation, at the sole expense of the non-breaching party, to acquire such patents, registered copyrights or similar rights, and to prosecute and maintain such patents, registered copyrights or similar rights in its own name, without additional compensation to the breaching party, and the breaching party, at its sole expense, shall execute any documentation, or take such other actions, as are reasonably necessary to assign all of the breaching party’s rights under such patents, registered copyrights or similar rights to the non-breaching party; provided, however, that the breaching party shall retain, and the non-breaching party hereby grants to the breaching party and its affiliates, a non-exclusive, irrevocable, perpetual, worldwide, royalty-free right and license (without a right to sublicense) under the subject patents, registered copyrights or similar rights for all fields, all applications and all purposes.

(e)           Infringement.

(i)            Claims Against Third Parties.  Each Founder shall promptly inform the other Founder in writing if such informing party develops actual knowledge of any (A) applications for a patent or copyright or an issued patent or registered copyright that conflicts with the Joint Developments or (B) acts of infringement or potential infringement by any third party involving the Joint Developments, and shall promptly provide the other Founder with any evidence thereof in such informing Founder’s possession or control.  Either Founder may, in its sole discretion and without the consent of the other Founder, bring suits against an unlicensed third party or parties for infringement of any Joint Developments, after first providing the other Founder with written notice and the opportunity to participate in such suit.  If both Founders participate in such suit, then (x) each Founder shall bear an equal share of the entire expense of the suit, and (y) all monetary recoveries shall be applied first to reimburse each Founder for its reasonable out-of-pocket expenses (including but not limited to, reasonable attorneys’ fees and court costs) in prosecuting such action, and any balance shall be evenly divided by the Founders.  If one Founder declines to participate in such suit, then the Founder bringing the suit shall bear the entire expense of the suit and shall retain the entire recovery.

(ii)           Claims by Third Parties.  In the event a suit is brought against either Founder by a third party alleging that the Joint Developments infringe any intellectual property right of such third party, the named Founder shall give the other Founder prompt notice thereof.  Each Founder shall defend itself against such third party; provided, however, that any settlement with such third party involving royalties or other payments shall require the prior written consent of both Founders.  Notwithstanding the foregoing, in the event a claim of infringement is caused by the activities of only one Founder, that Founder shall indemnify, defend and hold harmless the other Founder hereunder from any liability resulting from such infringement claim.  Subject to the foregoing, each Founder shall pay that portion of all out-of-pocket liabilities to third parties incurred by the other Founder in proportion to their relative fault in the matter.

(iii)          Cooperation.  Each Founder shall provide reasonable cooperation to the other party in connection with the legal actions described in this Section.

(iv)          Settlement.  Notwithstanding anything to the contrary in this Section, neither Founder may compromise, settle, grant a license, covenant not to sue or take any similar action in connection with a suit against or by a third party without the consent of the other Founder, which consent shall not be unreasonably withheld or delayed.

19.3         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 19.3):

If to GH, to: Beijing Galloping Horse Film Co., Ltd. 11/F Easyhome Tower No. 3A Dongzhimen South Street Dongcheng District, P.R. China Attention: [ ] Fax No.:	with a copy to: Loeb & Loeb LLP Suite 4301, Tower C Beijing Yintai Center Chaoyang District Beijing 100022, P.R. China Attention: Frank J. Marinaro Fax No.: +1 212 646 1349

If to D2, to: Digital Domain Media Group, Inc. 8881 South US Highway One Port St. Lucie, FL USA 34952 Attention: John C. Textor Fax No.: 772.345.8114	with a copy to: Sullivan & Triggs, LLP 1230 Montana Avenue, Suite 201 Santa Monica, California USA 90403 Attention: D. Thomas Triggs Fax No.: 310.451.8303

19.4         Jurisdiction, Service of Process. All Proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) will be brought and determined in Hong Kong under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such rules (the “HKIAC Rules”). The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English. Each Shareholder hereby unconditionally and irrevocably consents to the jurisdiction of the HKIAC and waives its rights to bring any action or Proceeding against the other Shareholder except such tribunal; provided that if a Shareholder refuses to participate in an arbitration proceeding as required by this Agreement, the other Shareholder may petition any court having proper jurisdiction for an order directing the refusing Shareholder to participate in the arbitration proceeding. All costs and expenses incurred by the petitioning Shareholder in enforcing the terms of this paragraph will be paid by the refusing Shareholder. Each Shareholder will proceed in good faith to conclude the arbitration proceeding as quickly as reasonably possible. The arbitrators’ determination will be binding and conclusive and the arbitration award may be confirmed in any court having proper jurisdiction. Each Shareholder will bear its own costs and expenses incurred in connection with the arbitration proceeding and each Shareholder will pay one-half of the costs and expenses of the arbitration, including the fees and expenses of the arbitrators. Any payments or reimbursements required by the decision of the arbitrators will be made within 30 days following the decision. Process in any action or Proceeding referred to above may be served on any Shareholder anywhere in the world. Each Shareholder irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement. If any Shareholder seeks to enforce its rights under this Agreement by joining another Person to a Proceeding before a jury in which the third party is a party, the Parties will request the court to try the claims between the Shareholders without submitting the matter to the jury.

19.5         Waiver. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. To the extent permitted by Applicable Law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Person, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Person; (b) no waiver that may be given by a Person will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Person will be deemed to be a waiver of any obligation of that

Person or of the right of the Person giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

19.6         Entire Agreement and Amendment. This Agreement and the Related Agreements (subject, in the case of the Pre-Joint Venture Non-Disclosure Agreement, to Section 18.12)

(a)           supersede all prior agreements between the Parties with respect to their subject matter, and

(b)           constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by the Founders.

19.7         Assignments, Successors. Except as expressly provided in this Agreement, no Shareholder may assign any of its rights under this Agreement without the prior consent of the other Shareholder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Shareholders. The foregoing does not modify Article 11 in any respect.

19.8         No Third Party Rights. Other than the indemnification rights of Company Indemnified Persons, GH Indemnified Persons and D2 Indemnified Persons hereunder, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Shareholders (and the Company) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Shareholders (and the Company) and their successors and assigns.

19.9         Severability. If any provision of this Agreement not essential to accomplishing its purposes is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19.10       Expenses. Each Shareholder will bear its own expenses and any expenses it incurs on behalf of the Company incurred in connection with the negotiation, drafting, implementation and performance of this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby, except as provided in Section 12.3(b)(ii); provided, however, that the Company shall reimburse each Founder for reasonable, documented legal expenses greater than $70,000 for the negotiation and closing of the transactions contemplated by this Agreement, with each Founder’s aggregate reimbursement capped at $60,000.

19.11       Governing Law. Except for the application of the HKIAC rules, as modified hereby, to dispute resolution as provided in this Agreement, this Agreement, including issues arising out of or related to this Agreement, will be governed by the laws of the State of New York (except the laws of that jurisdiction that would render such choice of law ineffective); provided, however, matters related to the application of the Companies Law to the Company and this Agreement shall be governed by the Companies Law.

19.12       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Signatures delivered by facsimile or by e-mail in portable document format (“pdf”) shall be binding for all purposes hereof;

[Remainder of page intentionally left blank; signatures are on next page]

IN WITNESS WHEREOF, the Parties below have executed this Agreement on the 30th day of March, 2012.

BEIJING GALLOPING HORSE FILM CO., LTD.

By:	/s/ Zhong Li Fang

Name:	Zhong Li Fang

Title:	Vice Chairman of Galloping Horse Media

DIGITAL DOMAIN MEDIA GROUP, INC.

By:	/s/ John C. Textor

Name:	John C. Textor

Title	Chief Executive Officer

ATTACHMENT 1.1

DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

(a)           Definitions:

Affiliate of a Person means: (a) a director, officer, partner, Shareholder, manager, executor or trustee of a Person and (b) any Person directly or indirectly controlling, controlled by, or under common control with, that Person, provided, however, no party to this Agreement will be considered an affiliate of any other party solely by reason of its participation in the Company. For purposes of this definition, “control,” “controlling” and “controlled” mean having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of a Person by contract, by virtue of share ownership or otherwise.

Aggregate Capital Commitment has the meaning given in Section 7.1.

Agreement has the meaning given in the Preamble.

Applicable Law means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment, award, injunction, verdict, subpoena, release, license or other legally binding pronouncement of any Governmental Body.

Board of Directors has the meaning given in Section10.1.

Building has the meaning given in Section 5.7.

Business Day means any day other than Saturday, Sunday or any public or legal holiday, whether federal or state, in the place in which a duty or obligation is to be performed.

Business Dispute has the meaning given in Section 10.8(a).

Business Plan has the meaning given in Section 10.7(a).

Capital Contributions means capital contributions made to the Company or the Studio in accordance with Articles 7 and 8 of this Agreement.

CEO has the meaning given in Section 10.5.

CG has the meaning given in the Recitals.

Chairman has the meaning given in Section 10.1.

Class A Stock has the meaning given in Section 2.1(b).

Class B Stock has the meaning given in Section 2.1(b).

Closing has the meaning given in Section 2.4.

Closing Date has the meaning given in Section 2.4.

Companies Law has the meaning given in Section 2.1(a).

Company has the meaning given in the Recitals.

Company Business has the meaning given in the Recitals.

Company Indemnified Person has the meaning given in Section 10.11(a).

Company Information has the meaning given in Section 18.3(a).

Company Trade Secrets has the meaning given in Section 18.3(b).

Competition has the meaning given in Section 17.2.

Company VFX Business has the meaning given in the Recitals.

Confidential Information has the meaning given in Section 18.3(c).

Contract means any contract, agreement, commitment, arrangement, undertaking or understanding of any kind whatsoever, together with all related amendments, modifications, supplements, waivers and consents.

Controlled Person has the meaning given in Section 11.4.

Copyrights has the meaning given in Section 4.5(a)(ii).

D2 has the meaning given in the Preamble of this Agreement.

D2 Assets has the meaning given in Section 4.5.

D2 Asset License Agreement has the meaning given in Section 5.3.

D2 Business has the meaning given in the Recitals.

D2 Indemnified Person has the meaning given in Section 16.2.

D2 Intellectual Property Assets has the meaning given in Section 4.5.

D2 VFX Business has the meaning given in the Recitals.

Damages has the meaning given in Section 16.2.

Default Buy-Sell Closing has the meaning given in Section 14.4.

Default Buy-Sell Closing Date has the meaning given in Section 14.4.

Default Event has the meaning given in Section 12.2.

2

Default Notice has the meaning given in Section 12.3(a).

Defaulting Founder has the meaning given in Section 12.2.

Director has the meaning given in Section 10.1(a).

Dispute Notice has the meaning given in Section 10.8(a).

Dividend Policy has the meaning given in Section 9.1.

Dollars or “$” means United States dollars.

Encumbrance means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Fair Market Value has the meaning given in Section 14.3(a).

Financial Information has the meaning given in Section 14.3(b)(ii).

Fiscal Year means the Company’s fiscal year, which shall end on December 31 of each year.

Formation Transactions means all of the transactions contemplated by this Agreement, including the formation of the Company and the actions to be taken by the Founders at the Closing, including execution of this Agreement and the Related Agreements.

Founders has the meaning given in the Preamble to this Agreement.

Founder Executive has the meaning given in Section 10.8(b).

Fundamental Company Failure has the meaning given in Section 13.1.

GH has the meaning given in the Preamble of this Agreement.

GH Indemnified Person has the meaning given in Section 16.3.

GH Business has the meaning given in the Recitals.

GH VFX Contracts has the meaning given in Section 5.2.

GH/VFX Contribution and Assignment Agreement has the meaning given in Section 5.2.

Governmental Authorization means any consent, license, permit or other authorization issued, gamed, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

3

Governmental Body means any governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

HKIAC has the meaning given in Section 14.3(b)(iii).

Independent Appraiser has the meaning given in Section 14.3(b)(ii).

Initial Capital Contributions means the Initial Cash Capital Contributions and the Initial In-Kind Capital Contributions made at the Closing and set forth in Section 8.1.

Initial Cash Capital Contribution means a Capital Contribution made by a Founder in cash at the Closing and set forth in Section 8.1.

Initial In-Kind Capital Contribution means a Capital Contribution made by a Founder in-kind at the Closing and set forth in Section 8.1.

Initiation Date has the meaning given in Section 8.2(a)(i).

Insolvency Proceeding has the meaning given in Section 12.2(e).

Intellectual Property has the meaning given in Section 4.5.

Joint Venture has the meaning given in the Recitals.

Joint Developments has the meaning given in Section 19.2(c).

Joint Patent Rights has the meaning given in Section 19.2(d).

Joint Prosecution has the meaning given in Section 19.2(d).

Knowledge means, with respect to any Person, the actual knowledge of such Person, without any duty of investigation or inquiry; and, if such Person is an entity, the actual knowledge of any of the executive officers thereof, without any duty of investigation or inquiry.

Land Use Rights has the meaning given in Section 5.6.

Levy has the meaning given in Section 12.2(f).

License Term has the meaning given in the Section 5.3.

Licensed Rights has the meaning given in the Section 5.3.

Majority has the meaning given in Section 11.7(c).

Non-Contributing Founder has the meaning given in Section 8.3(a).

Non-Defaulting Founder has the meaning given in Section 12.2.

4

Officer means any officer of the Company appointed pursuant to Section 10.6(a).

Order means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

Ordinary Course of Business means an action taken by a Person only if it is consistent with the past practices of that Person and is taken in the ordinary course of the normal day-to-day operations of that Person; and, if undertaken by the Company, does not require approval by the Board of Directors or the Shareholders.

Organizational Documents means: (a) the memorandum and articles of association of a company; (b) the articles or certificate of incorporation and the bylaws of a corporation or articles/certificate of organization and operating agreement/memorandum of formation of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the caution, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

Original Agreement has the meaning given in the Recitals.

Outside Appraiser has the meaning given in Section 14.3(b)(iii).

Party or Parties means each or all, as applicable, of the entities who have executed and delivered this Agreement, each permitted successor or assign of a party and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a party.

Patents has the meaning given in Section 4.5(a)(i).

Person means any person or entity of every kind and is to be construed as broadly as possible.

PRC GAAP means People’s Republic China generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

Proceeding means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced by or before, or otherwise involving, any Governmental Body or arbitrator.

Professional Facilities has the meaning given in Section 5.8.

Proportionate Share has the meaning given in Section 11.7(c).

Qualified Firm has the meaning given in Section 14.3(b)(ii).

Real Estate has the meaning given in Section 5.6.

5

Related Agreements means the D2 Asset License Agreement and the GH/VFX Contribution and Assignment Agreement.

Remaining Capital Commitment has the meaning given in Section 7.1.

Renewal License has the meaning given in Section 5.3.

Representatives has the meaning given in Section 18.5(b).

Sell-Down Investor has the meaning given in Section 11.6.

Selling Shareholder has the meaning given in Section 11.7(a).

Shareholder means a Person who is or becomes a Shareholder as provided in this Agreement, each permitted successor or assign of a Shareholder, and, when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a Shareholder.

Shareholder Interest means all of a Shareholder’s interest in the Company, including the Shareholder’s transferable interest and all management and other rights. The interest is generally expressed as a percentage of all interests in the Company as determined in accordance with this Agreement.

Shareholder Loans has the meaning given in Section 8.2(b).

Shares has the meaning given in Section 2.1(b).

Solvent means, with respect to a Person, that the fair value of its assets is in excess of its liabilities, and that it is generally able to pay its debts as they are due.

Studio has the meaning given in the Recitals.

Studio Facilities has the meaning given in Section 5.8.

Studio Real Estate Lease has the meaning given in Section 5.6.

Tag-Along Founders has the meaning given in Section 11.7(c).

Tax means any tax or other similar charge, whether based on income, the ownership of property, the happening of an event or otherwise (including penalties, interest or additions to tax related thereto), assessed by or under the authority of any Governmental Body or payable pursuant to any Contract relating to the sharing of the payment of any such tax or charge.

Term has the meaning given in Section 2.3.

Territory means the People’s Republic of China, including Taiwan and the Special Administrative Regions of Hong Kong and Macau.

6

Third Party Intellectual Property has the meaning given in Section 4.5.

Trade Secrets has the meaning given in Section 4.5.

Trademarks has the meaning given in Section 4.5.

Treasurer has the meaning given in Section 10.6(a).

US GAAP means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

VFX has the meaning given in the Recitals.

Voluntary Capital Contributions has the meaning given in Section 8.2(b).

(b)                                 Certain Rules of Construction:

For purposes of this Agreement:

1              The phrase “breach of a representation” includes a misrepresentation and the failure of a representation to be accurate.

2.             “Including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations.

3.             “Copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete.

4.             When “Article,” “Section,” “Exhibit,’ or “Attachment” is capitalized in this Agreement, it refers to an article, section, exhibit or attachment to this Agreement.

5.             “Will” has the same meaning as “shall” and, thus, connotes an obligation and an imperative and not a futurity.

6.             Titles and captions of or in this Agreement, the cover sheet and table of contents of this Agreement, and language in parenthesis following section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

7.             Whenever the context requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

8.             Each exhibit and schedule referred to in this Agreement and each attachment to any of them or this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.

7

9.             Any reference to any statutory provision includes each successor provision and all Applicable Laws as to that provision.

10.          Acknowledging that the Parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

8